UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. ____)

Filed by the Registrant
Filed by a Party other than the Registrant
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CHEMUNG FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check all boxes that apply):
☑	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

One Chemung Canal Plaza
Elmira, New York 14901

April 23, 2026

Dear Fellow Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Chemung Financial Corporation on Tuesday, June 2, 2026, at 2:00 p.m., Eastern Time. The Annual Meeting will be held in a virtual format accessible at https://edge.media-server.com/mmc/p/az7fbtio (Password: chemung2026)

The Annual Meeting will be held to review the matters to be voted upon by the shareholders as described in the accompanying Notice of Annual Meeting of Shareholders and related Proxy Statement.

Your vote is important. We want to be sure that your shares are represented and that your vote is properly accounted for and, whether or not you plan to attend the Annual Meeting, we request that you vote your shares. You may vote your shares by telephone, by the Internet or by returning a requested proxy card, as further explained in the Proxy Statement. Please see the attached Notice of Annual Meeting of Shareholders and accompanying Proxy Statement for additional information regarding how to vote your shares.

We encourage you to review the following Proxy Statement for a better understanding of the Corporation, its compensation practices and corporate governance structure, as well as a summary of the matters that will be voted on this year. We have attempted to present the information contained in the Proxy Statement in a straightforward and easily understood manner. However, much of the information presented is required by law to be included in a certain format. We appreciate your taking the time to read our Proxy Statement and hope that we have addressed the issues that interest you, our shareholders. Thank you for your support and investment in Chemung Financial Corporation.

Sincerely,
Anders M. Tomson
President & Chief Executive Officer

Notice of Annual Meeting of Shareholders

Date    June 2, 2026

Time        2:00 PM

Location    https://edge.media-server.com/mmc/p/az7fbtio (Password: chemung2026) and enter the control number and password included in your Notice of Internet Availability of Proxy Materials, voting instruction form or proxy card. Online access to the Annual Meeting will be open approximately 15 minutes prior to the start of the Annual Meeting.

Record Date    April 6, 2026

Items of Business	1.	To elect four (4) directors for a term of three years expiring in 2029 [Proposal 1];
	2.	To conduct an advisory vote to approve, on a non-binding basis, compensation paid to the Corporation's named executive officers ("Say-On-Pay") [Proposal 2];
	3.	To ratify the appointment of Crowe LLP as the Corporation's independent registered public accounting firm for the fiscal year ending December 31, 2026 [Proposal 3]; and
	4.	To act upon such other business as may properly come before the meeting or any adjournment thereof. At the present time, the Board of Directors knows of no other business to come before the Annual Meeting.

We have elected to take advantage of Securities and Exchange Commission (“SEC”) rules that allow us to furnish proxy materials to certain shareholders over the Internet. We believe furnishing proxy materials to our shareholders over the Internet allows us to provide shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. If you have received the Notice of Internet Availability, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for requesting such proxy materials contained in the Notice of Internet Availability and summarized in the proxy statement.

If you were a shareholder of record as of the close of business on April 6, 2026 i.e., you held your shares in your own name as reflected in the records of our transfer agent, Equiniti Trust Company, LLC ("ETC"), formally known as American Stock Transfer & Trust Company, you can attend the annual meeting by accessing https://edge.media-server.com/mmc/p/az7fbtio and selecting the button “I have a Control Number.” You will then be directed to a screen where you will enter: (1) the 11-digit control number on the proxy card; and (2) the meeting password chemung2026. Please note, the meeting password is case sensitive. Once you have completed these steps, select the “login” button, which will take you to the annual meeting page (the “Meeting Page”) where you can vote, submit written questions and listen to the meeting. If you are a shareholder of record and misplaced your 11-digit control number, please call ETC at (800) 937-5449. If you were a beneficial owner as of the close of business on April 6, 2026 (i.e., you held your shares in “street name” through an intermediary, such as a bank, broker or other nominee), you must register in advance to attend the Annual Meeting. To register, please obtain a legal proxy from the bank, broker or other nominee that is the record holder of your shares and then submit the legal proxy, along with your name and email address, to ETC to receive an 11-digit control number that may be used to access the Annual Meeting site provided above. Any control number that was provided with your proxy materials, likely a 16-digit number, will not provide access to the Annual Meeting site. Requests for registration and submission of legal proxies should be labeled as “Legal Proxy” and must be received by ETC no later than 5 p.m., EST, on May 28, 2026. All such requests should be submitted (1) by email to proxy@equiniti.com, (2) by facsimile to (718) 765-8730, or (3) by mail to Equiniti Trust Company, LLC, Attn: Proxy Tabulation Department, 1110 Centre Pointe Curve, Suite 101, Mendota Heights, MN 55120. Obtaining a legal proxy may take several days and shareholders are advised to register as far in advance as possible. Once you have obtained your 11-digit control number from ETC, please follow the steps set forth above for “Record Holders” to attend the Annual Meeting.

Whether or not you plan to attend the Annual Meeting virtually, you are encouraged to vote in advance of the Annual Meeting. Registered shareholders can vote shares online, by telephone or by regular mail in advance of the Annual Meeting. To access your proxy materials and vote online, please visit www.voteproxy.com and follow the instructions. If you wish to vote by telephone, please call 1-800-PROXIES (1-800-776-9437) in the United States or 1-201-299-4446 from foreign countries using a touch-tone phone and follow the prompted instructions. You may also vote by mail by requesting a paper proxy card. Shareholders who hold their shares through an intermediary, such as a bank or broker, should follow voting instructions provided by the intermediary.

Please ensure that your shares are represented at the 2026 Annual Meeting, as your vote is very important.

By Order of the Board of Directors

Kathleen S. McKillip Corporate Secretary Elmira, New York April 23, 2026

Important Notice Regarding the Availability of Proxy Materials for the
2026 Annual Meeting of Shareholders to be Held on June 2, 2026:
The Corporation's Proxy Statement and 2025 Annual Report on Form 10-K, which includes an abbreviated report for the twelve-month period, are available at
http://astproxyportal.com/ast/01079

Proxy Summary
ANNUAL MEETING OF SHAREHOLDERS

Date & Time	Location	Record Date
6/2/2026	Virtual Meeting	4/6/2026
at 2:00 p.m. EST	https://edge.media-server.com/mmc/p/az7fbtio

Matters to be Voted Upon

Item		Board Recommendation	Page
1	To elect four (4) directors for a term of three years expiring in 2029.	FOR	7
2	To approve, on a non-binding advisory basis, the compensation of the Named Executive Officers of the Corporation ("Say-On-Pay")	FOR	14
3	To ratify the appointment of Crowe LLP as the Corporation's Independent registered public accounting firm for the fiscal year ending December 31, 2026.	FOR	22

How to Vote as a Registered Shareholder

Mail request, complete and return a paper proxy card	Phone toll-free 1-800-PROXIES (1-800-776-9437) within the United States or 1-201-299-4446 from foreign countries	Internet www.voteproxy.com

At the Virtual Meeting by electronic vote at the virtual meeting https://edge.media-server.com/mmc/p/az7fbtio

i

Proxy Statement
Dated April 23, 2026
For the Annual Meeting of Shareholders to be held June 2, 2026

General Voting Information
We are providing this proxy statement (the “Proxy Statement”) in connection with the solicitation of proxies on behalf of the Board of Directors (the "Board") of Chemung Financial Corporation (the "Corporation" or "Chemung Financial") for use at the Annual Meeting of Shareholders (the “Annual Meeting”), to be held virtually at https://edge.media-server.com/mmc/p/az7fbtio on Tuesday, June 2, 2026 at 2:00 p.m. ET and any adjournment thereof. In the Proxy Statement, the "Bank" refers to Chemung Canal Trust Company, a New York-chartered trust company and wholly-owned subsidiary bank of Chemung Financial.

The release of the Notice Regarding the Availability of Proxy Materials, the Notice of the 2026 Annual Meeting of Shareholders, the Proxy Statement, and the Corporation's Annual Report on Form 10-K for year ended December 31, 2025, which includes an abbreviated report for the twelve-month period (collectively, the "Proxy Materials") is scheduled to begin on April 23, 2026, to shareholders of record as of the close of business on April 6, 2026. As of the record, there were 4,819,440 shares of Corporation common stock outstanding, and each share is entitled to one vote at the Annual Meeting.

The enclosed proxy is being solicited by the Board of Directors of the Corporation. The total cost of solicitation of proxies in connection with the Annual Meeting will be borne by the Corporation.

Vote Required

Proposal	Item	Votes Required for Approval	Board of Directors Recommendation	Effect of Abstentions	Effect of Uninstructed Shares Held by Broker, Bank or Other Agent

Voting Proposal 1	Election of Directors	A plurality of votes cast by holders of shares of common stock of the Corporation entitled to vote	“FOR” each of the Corporation’s four nominees	Not Voted	Not Voted
Voting Proposal 2	Approval, on an advisory basis, of the Corporation’s 2025 Named Executive Officer Compensation (Say-On-Pay)	An affirmative vote of a majority of all votes cast by the holders of common stock of the Corporation entitled to vote	“FOR,” on an advisory basis, the Corporation’s 2025 Named Executive Officer compensation (Say-On-Pay)	Not Voted	Not Voted
Voting Proposal 3	Ratification of the Selection of Crowe LLP as the Corporation’s Independent Registered Public Accounting Firm for 2026	An affirmative vote of a majority of all votes cast by the holders of common stock of the Corporation entitled to vote
“FOR” the ratification of the appointment of the independent registered public accounting firm, Crowe LLP, as the independent registered public accounting firm of the Corporation for the year ending December 31, 2026
				Not Voted	Discretionary Vote

Internet Availability of Proxy Material
In accordance with rules adopted by the SEC, instead of mailing a printed copy of our materials to each shareholder of record, we furnished our proxy materials, including the Notice of Annual Meeting of Shareholders, this Proxy Statement, and the Annual Report to Shareholders on Form 10-K for the year ended December 31, 2025, which includes an abbreviated report for the twelve-month period, by sending a notice of internet availability of proxy materials (the “Notice of Internet Availability”) and providing access to such documents over the Internet. Generally, shareholders will not receive printed copies of the proxy materials unless they request them. Shareholders of record who prefer to receive a paper or e-mail copy of our proxy materials must follow the instructions below or as provided in the Notice of Internet Availability for requesting such materials. The Notice of Internet Availability only identifies the items to be voted on at the Annual Meeting. You cannot vote by marking the Notice of Internet Availability and returning it.

To view or request material ONLINE: Visit http://astproxyportal.com/ast/01079 to view material 24 hours a day, seven days a week, through the conclusion of the Annual Meeting. You will need your Notice of Internet Availability with your control number in order to log in and view the proxy material. You may request a paper copy by visiting the following https://us.astfinancial.com/OnlineProxyVoting/ProxyVoting/Request Materials and click "sign-up for E-Delivery."

To receive a PAPER or E-MAIL copy: You MUST REQUEST a paper or e-mail copy of the proxy materials by sending an email to help@equiniti.com and include your control number (available on your Notice of Internet Availability) in the subject line, your preference to receive printed or via e-mail, and note if you would like this election to apply to the delivery of materials for all future shareholder meetings. There is NO charge to receive a paper or e-mail copy of the materials. Please choose one of the following methods for your request prior to May 19, 2026.

To request material by TELEPHONE: 1-888-Proxy-NA (1-888-776-9962) in the United States or 1-201-299-6210 from foreign countries from any touch-tone telephone.

Additional Voting Information
Frequently Asked Questions:
Who is entitled to vote?
The Corporation has one class of stock outstanding, common stock, $0.01 par value per share. At the close of business on the record date of April 6, 2026, there were 4,819,440 shares outstanding. The holders of these shares are considered shareholders of record and will be entitled to vote at the Annual Meeting or any adjournment thereof. Each of these shareholders will receive a Notice of the Annual Meeting and instructions on how to vote their shares. Each share outstanding on the record date is entitled to vote. Shares held in treasury by the Corporation are not eligible to vote and do not count toward a quorum.

Who can attend the Annual Meeting Virtually?
If you were a shareholder of record as of the close of business on April 6, 2026 (i.e., you held your shares in your own name as reflected in the records of our transfer agent, Equiniti Trust Company, LLC ("ETC"), formally known as American Stock Transfer & Trust Company, you can attend the annual meeting by accessing https://edge.media-server.com/mmc/p/az7fbtio and selecting the button “I have a Control Number.” You will then be directed to a screen where you will enter: (1) the 11-digit control number on the proxy card; and (2) the meeting password chemung2026. Please note, the meeting password is case sensitive. Once you have completed these steps, select the “login” button, which will take you to the annual meeting page (the “Meeting Page”) where you can vote, submit written questions and listen to the meeting. If you are a shareholder of record and misplaced your 11-digit control number, please call ETC at (800) 937-5449.

The Annual Meeting will begin promptly at 2:00 p.m. Eastern Time on June 2, 2026. We encourage you to access the virtual Annual Meeting prior to the start time leaving ample time for check in.

If you were a beneficial owner as of the close of business on April 6, 2026 (i.e., you held your shares in “street name” through an intermediary, such as a bank, broker or other nominee), you must register in advance to attend the annual meeting. To register, please obtain a legal proxy from the bank, broker or other nominee that is the record holder of your shares and then submit the legal proxy, along with your name and email address, to ETC to receive an 11-digit control number that may be used to access the annual meeting site provided above. Any control number that was provided with your proxy materials, likely a 16-digit number, will not provide access to the annual meeting site. Requests for registration and submission of legal proxies should be labeled as “Legal Proxy” and must be received by ETC no later than 5 p.m., ET, on May 28, 2026. All such requests should be submitted (1) by email to proxy@equiniti.com, (2) by facsimile to (718) 765-8730, or (3) by mail to Equiniti Trust Company, LLC, Attn: Proxy Tabulation Department, 1110 Centre Pointe Curve, Suite 101, Mendota Heights, MN 55120. Obtaining a legal proxy may take several days and shareholders are advised to register as far in advance as possible. Once you have obtained your 11-digit control number from ETC, please follow the steps set forth above for “Record Holders” to attend the Annual Meeting.

If you would like to join the meeting as a guest in listen-only mode, go to https://edge.media-server.com/mmc/p/az7fbtio and select the button “I am a guest.” Please note you will not have the ability to ask questions or vote during the meeting if you participate as a guest.

What are “broker non-votes” and how are they voted at the Annual Meeting?
Shares of the Corporation common stock can be held in (i) certificate form; (ii) by “book entry” at the Corporation’s transfer agent, Equiniti Trust Company, LLC; or (iii) in “street name” at a broker. When shares owned by you are held in street name, the broker will solicit your vote and provide the Corporation with the results of the vote for all of the Corporation shares it holds in your account. On “routine” matters, if you as the beneficial owner of the shares do not provide the broker with voting instructions, the broker has the right to vote these shares in its own discretion. However, a broker is not allowed to exercise its discretion on voting shares held in street name on any “non-routine” matter. On such matters, these shares may only be voted by the broker in accordance with express voting instructions received by the broker from you, the beneficial owner of the shares. The votes attached to such shares, that is, shares that may or may not be voted by a broker except in accordance with the owner’s voting instructions, are referred to as “broker non-votes.”

This year, the only matter that will be considered a “routine” matter is Proposal 3, the ratification of the Corporation’s independent registered public accounting firm. Proposal 1, the election of directors, and Proposal 2, Say-On-Pay, are non-routine matters; therefore, shares held by a broker in street name cannot be voted on by the broker at his or her discretion for those proposals. If your shares are held at a broker, the Corporation urges you to provide voting instructions to your broker so that your vote may be counted.

How are Dividend Reinvestment Plan shares voted?
Shares owned by you in the Chemung Financial Corporation Dividend Reinvestment Plan (“DRIP”) on the record date will be combined with all other shares owned by you directly on that date and presented to you with voting instructions.

How are shares held in the Chemung Canal Trust Company Profit Sharing, Savings and Investment Plan voted?
Shares held by the participants through accounts in the Chemung Canal Trust Company Profit Sharing, Savings and Investment Plan (the “401K Plan”) on the record date will be voted by the trustee of the 401K Plan as directed by the participants. Participants will receive a separate voting form from the transfer agent, Equiniti Trust Company, LLC, via email for the purpose of directing the trustee of the 401K Plan how to vote their shares held through the 401K Plan. If a participant does not direct the trustee to vote for his or her Corporation shares held through the 401K Plan, the participant’s shares will be voted in accordance with the “mirror voting” provisions of the 401K Plan. Under the “mirror voting” provisions, such shares will be voted in a pro rata manner calculated to reflect most accurately the instructions received from those account holders who did vote.

What constitutes a quorum?
A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if shareholders holding at least a majority of the outstanding shares are present at the Annual Meeting in person or represented by proxy. Holders of 2,409,721 shares must be present in person or represented by proxy in order to have a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted for purposes of whether a quorum is present. If there is no quorum, the holders of the majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

How many votes are required for approval of Proposal 1?
The first item on the agenda is the election of four directors. The affirmative vote of the holders of a plurality of the shares of common stock present in person or represented by proxy at the Annual Meeting and eligible to vote on such matter is required for the election of each director. A “plurality” means receiving a higher number of votes for such position than any other candidate, up to the maximum number of directors to be chosen at the Annual Meeting. Because there are only as many nominees (four) as there are directors to be elected (four) at this year’s meeting, a director nominee is assured of being elected if he or she receives any “For” votes, regardless of how many negative votes (“Withhold Authority”) are cast for that director.

How many votes are required for approval of Proposal 2?
The second item on the agenda is the advisory approval of the Named Executive Officer compensation, Say-On-Pay for NEOs. The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and voting on this proposal is required to approve, by advisory vote, the compensation paid to the NEOs. Abstentions and broker “non-votes” will not be counted in determining the number of votes cast and; therefore, will have no effect on the outcome of this vote. A proxy or ballot marked “Abstain” on Proposal 2 will not have the same effect as a vote “Against” such proposal. A proxy or ballot marked “Against” on Proposal 2 is an actual vote (and counts in the total number of votes cast on the proposal). Therefore, a vote “Against” Proposal 2 makes it more difficult to achieve shareholder advisory approval of Say-On-Pay than a vote to “Abstain.”

How many votes are required for approval of Proposal 3?
The third item on the agenda is ratification of the independent registered public accounting firm, Crowe LLP. The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and voting on this proposal is required for ratification. Brokers will be eligible to vote on Proposal 3. A proxy or ballot marked “Abstain” on Proposal 3 will not have the same effect as a vote “Against” such proposal. A proxy or ballot marked “Against” on Proposal 3 is an actual vote (and counts in the total number of votes cast on the proposal). Therefore, a vote “Against” Proposal 3 makes it more difficult to achieve shareholder ratification than a vote to “Abstain.”

How do I vote?
If you are a shareholder of record as of the close of business on April 6, 2026, you will be entitled to vote at the Annual Meeting, or any adjournment or postponement thereof. You can ensure that your shares are voted properly by submitting your proxy by calling toll free 1-800-PROXIES (1-800-776-9437) (United States & Canada) or 1-201-299-4446 (Internationally), visiting www.voteproxy.com or by completing, signing and dating the proxy card that will be provided to you upon request. Shareholders of record should receive a notice with voting instructions and the ability to request Proxy Materials. In order for your vote to count by proxy, it has to be received by 11:59 p.m., Eastern Time, on June 1, 2026. If your shares are held by a broker, bank or other agent, you must follow the voting instructions on the form you receive from your broker, bank or other agent. If you hold shares through a broker or bank or other agent and wish to vote in person at the Annual Meeting, you must obtain a “legal” proxy from your broker, bank or other agent.

May I revoke my proxy?
A shareholder may revoke a proxy at any time before it is voted by: (1) delivering written notice of revocation bearing a later date than the proxy to the Secretary of the Corporation at One Chemung Canal Plaza, Elmira, New York 14901; (2) submitting a later-dated proxy by mail, telephone or via the internet; or (3) by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not by itself constitute a revocation of a proxy. To revoke your proxy, you must vote at the virtual Annual Meeting or submit a later-dated proxy. If your shares are registered in the name of your broker, bank or other agent, you should follow your broker’s, bank’s or other agent’s instructions regarding the revocation of proxies.

How are proxies being solicited?
Proxies are being solicited electronically, by telephone and by mail. Proxies may also be solicited without additional compensation by directors, officers and other employees personally, by telephone or other means. The Corporation will bear all costs of proxy solicitation. The Corporation may also request nominees, brokerage houses, custodians and fiduciaries to forward soliciting material to beneficial owners of the Corporation’s common stock and will reimburse such intermediaries for their reasonable expenses in forwarding proxy materials.

Additional Matters for Consideration at the 2026 Annual Meeting
Please note the deadline for submission of proposals by shareholders for consideration at the 2026 Annual Meeting has passed. This applies to proposals that shareholders might wish to include in the Corporation’s Proxy Statement for the Annual Meeting (this Proxy Statement), proposals that shareholders might wish to include in their own proxy materials, which they would prepare, file with the SEC and disseminate to shareholders, or proposals that shareholders might wish to submit directly to a shareholder vote, in person, at the Annual Meeting. Therefore, no additional matters may be proposed by any shareholder for submission, or submitted, to a vote of the shareholders generally at the Annual Meeting, other than procedural issues such as adjournment, postponement or continuation. On such procedural issues, all shares represented at the Annual Meeting by proxy may be voted at the discretion of the attorneys-in-fact named in the proxies, to the extent permitted by law.

Proxy Cards Returned Without Specific Voting Instructions
Shares represented by properly executed proxies will be voted as directed. If you return a signed proxy card without specific voting instructions for any or all proposals, your shares will be voted “FOR” each of the Board’s four Director nominees on Proposal 1; “FOR” Say-On-Pay on Proposal 2; “FOR” ratification of the appointment of Crowe LLP on Proposal 3; and, “FOR” any other procedural matter properly submitted for shareholder consideration, in such manner as the shareholders’ attorneys-in-fact may determine, in their discretion, to be appropriate and in the best interests of shareholders generally.

Voting Proposal 1 - Election of Directors
The Board is divided into three classes of directors, as equal in number as possible, with one class to be elected each year for a term of three years.

Shareholders will be entitled to elect four directors for a three-year term expiring at the 2029 Annual Meeting of Shareholders, or until their respective successor has been duly elected and qualified. Should any nominee become unable to serve as a director, the persons named as proxies will vote for any alternative nominee who may be nominated by the Board. The Board has nominated for election Richard E. Forrestel Jr., Stephen M. Lounsberry III, Anders M. Tomson and G. Thomas Tranter Jr. to terms listed below.

All four nominees were unanimously recommended by the Nominating and Governance Committee to the Board, have been determined to be qualified, and have consented to serve if elected.

There are no arrangements or understandings between any director or director nominee and any other persons pursuant to which he or she was selected as a director or nominee. None of the directors are party to any agreement or arrangement that would require disclosure pursuant to Listing Rule 5250(b)(3) of NASDAQ®, where the Corporation’s common stock is listed. This rule requires disclosure of agreements or arrangements between a director and a third party related to the director’s service on the Board.

The Board is not aware that any nominee named in this Proxy Statement will be unable or unwilling to serve as a director. Under applicable law and the Corporation’s Bylaws, directors are elected by a plurality of the shares voted at the Annual Meeting, meaning the nominees receiving the most “For” votes will be elected.

•Vote Recommendation: Your Board recommends you vote “For” each of the Corporation’s four nominees: Richard E. Forrestel Jr., Stephen M. Lounsberry III, Anders M. Tomson and G. Thomas Tranter Jr.

Director Nomination Process
The Nominating and Governance Committee is responsible for identifying and recommending to the full Board suitable nominees to serve as directors. Director nominees are selected based upon the following criteria:

•Individual Strengths:	The candidate’s knowledge, skill, experience and business expertise.
•Board Composition:	The objective of achieving certain characteristics for the Board as a group, such as diversity of experience, skills, gender, race, ethnicity and age are factors, among others, considered in this process.

The Nominating and Governance Committee reviews annually with the Board the composition of the Board as a whole and considers whether the Board reflects an appropriate balance of knowledge, experience, skills and expertise of diversity. Among other factors, the Committee looks for director nominees who know the communities and industries that the Corporation serves. The Committee utilizes the following process when identifying and evaluating the individuals that it recommends to the Board as director nominees:

•The Committee reviews the qualifications of each candidate who has been properly recommended or nominated by the shareholders, as well as those candidates who have been identified by management, individual members of the Board or, if the Committee determines, a search firm.
•The Committee evaluates the performance and qualifications of individual members of the Board eligible for reelection at the annual meeting of shareholders.
•The Committee considers the suitability of each candidate, including the current members of the Board, in light of the current needs of the Board. In evaluating the suitability of the candidates, the Committee considers many factors including character, judgment, independence, business expertise, experience, other commitments, and such other factors as the Committee determines are pertinent.
•After such review and consideration, the Nominating and Governance Committee recommends that the Board select the slate of director nominees.

The Board will give substantial weight to the recommendations of the Nominating and Governance Committee in selecting director nominees. For information on how shareholders may participate in the director nomination process see the Shareholder "Submissions of Director Nominees for the 2027 Annual Meeting" section.

Board Refreshment
The Board believes that director refreshment is an important component of good corporate governance. In total, three (3) new directors were elected to the Board by shareholders at the 2020, 2021 and 2022 Annual Meeting of Shareholders bringing a wealth of experience, diverse perspectives and backgrounds, and effective skills and qualifications. More than half of the Board's thirteen (13) directors joined since 2016.

With the level of deep experience, significant contributions being made by the directors, and the level of director refreshment that has occurred since 2016, the Nominating and Governance Committee members are satisfied with the current strength and structure of the Board.

Annual Meeting Shareholder Proposal Process

Shareholder Submissions of Director Nominees for the 2027 Annual Meeting
Any shareholder submission of a candidate for the Board to consider as one of its nominees for director at the 2027 Annual Meeting of Shareholders must be directed in writing not later than 120 days prior to the anniversary date on which the Corporation’s proxy statement was made available to shareholders in connection with the previous year’s annual meeting, or if such nomination is to be made at a meeting of shareholders other than an annual meeting, a reasonable time before the mailing of the Corporation’s proxy materials to the Corporate Secretary, One Chemung Canal Plaza, Elmira, New York 14901, and must include: (i) the name and address of the shareholder proposing a nominee for consideration; (ii) the number of shares owned by the notifying shareholder and the date the shares were acquired; (iii) any material interest of the notifying shareholder in the nomination and a statement in support of the nominee with references; (iv) the name, age, address and contact information for each proposed nominee; (v) the principal occupation or employment of each proposed nominee; (vi) the number of shares of the Corporation’s common stock that are owned by the nominee as of the record date; (vii) detailed information of any relationship or understanding between the proposing shareholder and the nominee; (viii) detailed information of any relationship between the nominee and the Corporation within the last three years; and, (ix) other information regarding the nominee as would be required to be included in the Proxy Statement pursuant to Regulation 14A of the Exchange Act.

A shareholder may act directly to nominate his or her own director candidates at our 2027 Annual Meeting of Shareholders by following the procedures set forth in the subsection titled “Shareholder Proposals for Inclusion in the 2027 Proxy Statement.” Such direct nominations by shareholders not involving the Board’s nomination are subject to the deadlines and procedures described and set forth in our Bylaws and applicable rules of the SEC, including minimum advance notice to the Board.

Nominee and Continuing Director Biographies
The biography of each of the nominees and continuing directors listed on the following pages contain information regarding the individuals’ service as a director, business experience, and other positions, if any, held currently or at any time during the last five years, and individual experience, qualifications, and skills that contribute to the Board’s effectiveness as a whole. Age is as of January 1, 2026.

Nominees for Election (term expiring in 2029, if elected)

Richard E. Forrestel Jr., age 68, has served as a director since October 2020. Since 1987, he has served as Treasurer of Cold Spring Construction Company, a highway construction firm. He is a CPA. Qualifications to serve on the Board include experience in accounting, auditing, strategic planning and his former experience serving on the board of directors of a community bank for 22 years where he gained experience and knowledge in all aspects of banking.

Stephen M. Lounsberry III, age 72, has served as a director since 1995. Since 1981, he has served as President of Applied Technology Manufacturing Corp., a manufacturer of machined industrial and railroad component parts. He was formerly a commercial bank internal auditor and vice president of a community bank. Qualifications to serve on the Board include experience in management, marketing, sales, operation, strategic planning and his knowledge of all aspects of banking.

Anders M. Tomson, age 58, has served as a director since 2016. Since 2016, he has served as President & Chief Executive Officer (“CEO”) of the Corporation and the Bank. From 2015 through 2016, he served as President and Chief Operating Officer (“COO”) of the Bank and was responsible for Retail Client Services during that time. Formerly, from 2011 through 2015, he served as President, Capital Bank, a Division of Chemung Canal Trust Company. Qualifications to serve on the Board include over 30 years of experience in the banking industry, and leadership, management, strategic planning and organizational skills.

G. Thomas Tranter Jr., age 71, has served as a director since 2014. He retired on June 30, 2020, after serving 20 years, as President of Corning Enterprises and Director of Government Affairs for Corning Incorporated, a diversified manufacturing company. He formerly served 26 years in public administration and management, including being elected Chemung County Executive for three four-year terms. Mr. Tranter is the father-in-law of Joseph F. Meade IV, also a director of the Corporation and Bank. Qualifications to serve on the Board include leadership, business development and managerial skills together with extensive experience in government relations and community development.

Continuing Directors (term expiring in 2027)

Raimundo C. Archibold Jr., age 67, has served as a director since February 2021. Since 2010, he has been a Managing Director of Schwartz Heslin Group, a business advisory and investment banking firm servicing family and entrepreneur-owned businesses. Prior to 2010, he worked for various investment banking firms servicing technology companies as well as financial institutions. Qualifications to serve on the Board include strategic planning, corporate finance and accounting, mergers and acquisitions, community development, and financing for over 30 years.

David J. Dalrymple, age 72, has served as a director since 1993, and is currently Chairman of the respective Boards of the Corporation and the Bank. Since 2014, he has served as President of Dalrymple Gravel and Contracting, a company specializing in producing construction materials for highway construction. He previously held the position of President of Dalrymple Holding Corporation from 1993 until 2014. He is the brother of Robert H. Dalrymple, also a director of the Corporation and Bank. Qualifications to serve on the Board include over 30 years of experience in business ownership, financial planning experience and strong managerial and organizational skills.

Denise V. Gonick, age 59, has served as a director since 2018. She is the founder of Cross Sound Concepts, a strategic advisory firm. From 2012 through 2019, she served as President & CEO of MVP Health Care, a family of companies offering a range of health benefit plans and options combined with leading-edge wellness programs that help reduce health risks and control health care costs. Prior to that she was the Chief Legal Officer and Corporate Secretary of MVP Health Care. Mrs. Gonick has served as Chair of the Board of FAM Funds since January 1, 2026, a company dedicated to protecting and growing capital over the long term. Qualifications to serve on the Board include seven years as CEO of a health insurer, 17 years corporate legal experience, leadership, transactions, strategic planning, executive management, financial management, compliance and government relations.

Joseph F. Meade IV, age 45, has served as a director since 2022. Since 2018, he has served as President & CEO of Mercury Aircraft Inc., the parent company for several manufacturing companies including Mercury Minnesota, Inc. and Mercury Aircraft de Mexico. Mr. Meade is the son-in-law of G. Thomas Tranter Jr., also a director of the Corporation and Bank. Qualifications to serve on the Board include 20 years of experience in manufacturing, administration, international management and ownership, including financial and strategic planning.

Thomas R. Tyrrell, age 75, has served as a director since 2014. Since 2014, he has served as Vice President of NFP, an Aon Company (formerly NFP Corp.), a general insurance agency in the North East. He was formerly Albany Area Chairman of Arthur J. Gallagher & Co., a company specializing in providing contract surety and property and casualty insurance and risk management products and services to the construction industry with particular emphasis on the heavy highway, bridge, and general building construction disciplines. Qualifications to serve on the Board include business management skills, sales experience, business ownership experience and service on several boards in the Albany area in the non-profit arena.

Continuing Directors (term expiring in 2028)

Ronald M. Bentley, age 73, has served as a director since 2007. From January 1, 2018 through December 31, 2018, he served as a consultant of the Corporation and Bank. He formerly served, from April 2007 to July 2015, as President & CEO of the Corporation and the Bank. Prior to that, from July 2006 through April 2007, he served as President & COO of the Corporation and Bank. Qualifications to serve on the Board include 35 years of experience in the banking industry, and leadership, management, strategic planning and organizational skills.

David M. Buicko, age 72, has served as a director since 2018. Since 2016, he has served as President & CEO of Galesi Group, a diverse real estate company with a commitment to investing in the Capital Region, its infrastructure, and its people. From 1986 to 2016, Mr. Buicko was Chief Operating Officer of Galesi Group. Qualifications to serve on the Board include strategic planning, corporate finance and accounting, mergers and acquisitions, community development, and real estate development and financing for over 35 years.

Robert H. Dalrymple, age 75, has served as a director since 1995. Since 1994, he has served as Secretary and Vice President of Dalrymple Holding Corporation, the parent company for several construction materials and highway construction companies. He also serves as President of Seneca Stone Corporation and Vice President of Chemung Contracting Corporation, both subsidiaries of Dalrymple Holding Corporation. He is the brother of David J. Dalrymple, also a director of the Corporation and Bank. Qualifications to serve on the Board include experience in all aspects of business ownership, strategic planning skills and financial management experience.

Jeffrey B. Streeter, age 58, has served as a director since 2018. Since 2002, he has served as owner and President of Streeter Associates, a commercial general construction firm based in Elmira, New York. Mr. Streeter currently owns multiple commercial real estate properties. Qualifications to serve on the Board include experience in all aspects of business ownership and operation, strategic and financial planning, people management, organizational skills and service on several boards in the Elmira area in the not for profit arena.

Director Compensation
The Compensation Committee periodically reviews and is responsible for the design, implementation and administration of the Corporation’s compensation program for members of the Board of Directors and makes recommendations to the Board with respect to the type and amounts of compensation payable to the directors for service on the Boards of the Corporation, Bank and respective board committees.

Each non-employee director of the Corporation and Bank received a quarterly retainer determined through a combination of estimated Board and Committee meetings held during the year with additional fees paid to the Board and Committee Chairpersons commensurate with the increased responsibility accompanying such positions. The retainer and additional fees are paid to each director in a combination of cash and restricted stock award: one half is paid in cash on a quarterly basis, and one half is paid in the form of a restricted stock award granted in the month following the end of the year for which the fees were earned. Mr. Tomson received no compensation for his service as a director in 2025.

The following table presents the various cash fees paid to non-employee directors in 2025 for their service on the Corporation’s and Bank’s Boards and committees.

BASIC ANNUAL RETAINER FEES(1)
($)

Basic Annual Retainer	45,500
Chairman of the Board Additional Fees	12,000
Audit Committee Chair Additional Fees	7,500
Executive Committee Chair Additional Fees	2,000
Enterprise Risk Committee Chair Additional Fees	4,000
Loan Committee Chair Additional Fees	12,000
Trust Committee Chair Additional Fees	6,000
Compensation Committee Chair Additional Fees	4,000
Nominating and Governance Committee Chair Additional Fees	2,000
Asset Liability Committee Chair Additional Fees	4,000
MEETING COMPONENT RETAINER
Loan Committee	12,000
Trust Committee	6,000
Asset Liability Committee	4,000
Executive Committee	3,000
Compensation Committee	4,000
Enterprise Risk Committee	4,000
Audit Committee	5,000
Nominating and Governance Committee	2,000
Annual Meeting of Shareholders	1,000
(1) Annual Retainer, additional chairperson fees, and meeting component fees are paid on a quarterly basis, based on the position held on the Corporation's and Bank's Board and Committees.

The Directors’ Deferred Fee Plan allows non-employee directors of the Corporation or the Bank to elect to defer receipt of fees payable to the director for service as a member of the Board of Directors of the Corporation or the Bank. At the election of a director, the deferred fees are converted into units and allocated to a unit value account, which appreciates or depreciates as would an actual share of common stock of the Corporation. A director’s unit value account is credited with declared dividends pursuant to a formula described in the Plan. The units are paid to the director in the form of common stock of the Corporation. The common stock of the Corporation payable under the Directors’ Deferred Fee Plan is paid to the director either at a specified age or time elected by the director, at termination of the director’s service with the Corporation and/or Bank, or upon the occurrence of a change in control as defined in the Directors’ Deferred Fee Plan. The number of shares of common stock of the Corporation payable to a director with a unit value account under the Plan represents, at all times, a general unfunded obligation of the Bank, and each director participating in the Directors’ Deferred Fee Plan will be a general creditor of the Bank with respect to the value of his or her unit value accounts. Currently, there is one non-active participant in the Directors’ Deferred Fee Plan.

2025 Director Compensation Table

The following Director Compensation Table summarizes all compensation paid by the Corporation and Bank to the non-employee directors of the Corporation and Bank for the fiscal year ended December 31, 2025.

Directors	Fees Earned or Paid in Cash	Number of Shares Outstanding (1)	Stock Awards(2)	All Other Compensation		2025 Total Compensation
	($)	(#)	($)	($)		($)
Raimundo C. Archibold Jr.	32,750	592	28,019	2,761	(4)(5)	63,530
Ronald M. Bentley	36,750	613	29,013	2,647	(3)(4)(5)	68,410
David M. Buicko	39,000	679	32,137	1,373	(4)(5)	72,510
David J. Dalrymple	49,250	867	41,035	1,113	(5)	91,398
Robert H. Dalrymple	39,750	655	31,001	848	(5)	71,599
Richard E. Forrestel Jr.	33,750	592	28,019	761	(5)	62,530
Denise V. Gonick	33,250	592	28,019	761	(5)	62,030
Stephen M. Lounsberry III	36,750	624	29,534	798	(5)	67,082
Joseph F. Meade IV	34,250	592	28,019	761	(5)	63,030
Jeffrey B. Streeter	32,750	592	28,019	761	(5)	61,530
G. Thomas Tranter Jr.	38,250	624	29,534	802	(5)	68,586
Thomas R. Tyrrell	37,250	603	28,540	1,778	(4)(5)	67,568
(1) Represents the number of shares of the Corporation's unvested restricted common stock awards for each director outstanding as of the fiscal year ended December 31, 2025, which will fully vest on the first anniversary of the grant date.

(2) Represents the grant date fair value of awards granted on January 15, 2025. The assumptions used to determine the value of the stock awards are described in Note 14 of the Corporation's audited consolidated financial statements contained in the Corporation's 2025 Annual Report on Form 10-K. The awards in this column represent the stock award granted in January 2025 based on the fees earned for the director's service in 2024.

(3) Represents mileage paid to certain directors to attend Board and committee meetings during 2025.
(4) Represents Advisory Board fees earned during 2025.
(5) Includes dividends paid on restricted stock in 2025.

Voting Proposal 2 - Advisory Approval of the Corporation's 2025 Named Executive Officer Compensation ("Say-On-Pay")
Summary and Board Recommendation
Proposal 2 is a proposal to approve, on an advisory basis, the Corporation’s 2025 Named Executive Officer compensation (“Say-On-Pay”), as described in the “Compensation Discussion and Analysis” section. This vote is not intended to address a specific item of compensation, but rather the overall compensation of the Named Executive Officers (“NEOs”) and the philosophies, policies and practices as described in this Proxy Statement. Say-On-Pay is an advisory proposal, which means that the vote on NEO compensation is not binding on the Corporation, Board of Directors or the Compensation Committee of the Board.

At the 2025 Annual Meeting, shareholders voted to approve the compensation program of the Corporation’s NEOs for the fiscal year ended December 31, 2024. After a comprehensive market review and in light of strong shareholder support, the Compensation and Personnel Committee concluded that no substantial changes to the executive compensation program were required. Approval of Say-On-Pay will require the affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy at the Annual Meeting and voting on the below resolution.

RESOLVED, that the compensation paid to the Corporation's NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

•Vote Recommendation: Your Board recommends you vote “For,” on an advisory basis, the Corporation’s Named Executive Officer compensation (Say-On-Pay).

Say-On-Pay Details
The Compensation of the Corporation’s NEOs is disclosed in the “Compensation Discussion and Analysis,” the summary compensation table, and the other related tables and narrative disclosures contained elsewhere in this Proxy Statement. As discussed in those disclosures, the Board believes that our executive compensation philosophy, policies, and practices provide a strong link between each NEO’s compensation and our short- and long-term performance. The objective of our executive compensation program is to provide compensation which is competitive with our peers of comparable size and business model based on our performance, and aligned with the long-term interest of our shareholders.
•Change in Control Agreements: Consistent with shareholder advisory guidance, the Corporation’s executive change in control agreements provide for “double trigger” severance benefits upon the NEO’s qualifying termination event in connection with a change in control.
•Balanced: The Corporation’s bonus program is a balanced program based on predefined goals of both the Corporation and the individual executive’s performance.
•Annual Review: The annual bonus is based on predefined goals that are reviewed and updated yearly and are set to encourage long-term profitability within accepted conservative risk parameters.
•Shareholder Aligned: Long-term equity-based incentives, such as restricted stock awards, recognize and encourage an alignment of executives’ goals over the long term with those of the shareholders. Awards under the Equity Incentive Plan provide for vesting over a five-year period (except for Mr. Tomson who has a one-year vesting period).

Voting Proposal 3 - Ratification of the Selection of Crowe LLP as the Corporation's Independent Registered Public Accounting Firm for 2026

Summary and Board Recommendation
The Audit Committee of the Corporation has selected the independent registered public accounting firm, Crowe LLP (“Crowe”), as the Corporation’s independent registered public accounting firm for the year ending December 31, 2026. The selection process included a thorough review of Crowe’s performance in prior years, the quality and expertise of the Crowe management team, its understanding and expertise in the industries in which the Corporation operates, the appropriateness of the fees charged, and its familiarity with the Corporation’s internal controls and accounting policies and practices.

Although shareholder approval of the appointment of Crowe is not required, the Board believes that it is important to give shareholders an opportunity to ratify the decision of the Audit Committee. If the selection is not ratified, the Audit Committee will consider the shareholders’ views in future retention of the Corporation’s independent registered public accounting firm.

A representative of Crowe is expected to be present at the Annual Meeting and will have the opportunity to make a statement if desired and may be available to respond to appropriate questions.

Ratification of the selection of Crowe will require the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and voting on this proposal.

•Vote Recommendation: Your Board recommends you vote “For” the ratification of the independent registered public accounting firm, Crowe LLP, as the independent registered public accounting firm of the Corporation for the year ending December 31, 2026.

Audit Committee Report
In accordance with its written charter adopted by the Board of Directors, the Corporation’s Audit Committee assists the Board in fulfilling its oversight responsibilities for the integrity of the Corporation’s financial statements, systems of internal accounting and financial controls, compliance with legal regulatory requirements, and the independent auditor’s qualifications, independence and performance as well as the performance of its internal audit function. The members of the Audit Committee meet the independence requirements of applicable laws and rules as determined by the Board. Five meetings of the Audit Committee were held during 2025. The charter was re-approved in February 2026 and can be viewed on the Bank’s website at: https://s206.q4cdn.com/787238829/files/doc_governance/2026/Mar/04/2026-Audit-Committee-Charter-5a2afe.pdf

On March 12, 2026, the Audit Committee appointed the independent registered public accounting firm, Crowe LLP, as the Corporation’s independent auditors for the year ending December 31, 2026.

The Audit Committee has reviewed and discussed with management and with Crowe LLP, the Corporation’s audited consolidated financial statements for the year ended December 31, 2025. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and, received the written disclosures and the letter from the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and have discussed with the independent registered public accounting firm their independence from the Corporation. The Audit Committee also discussed the quality and adequacy of the Corporation’s internal controls with management and the independent auditors. In addition, the Audit Committee reviewed with Crowe LLP their audit plans, audit scope and identification of audit risks.

Based upon the above-mentioned reviews and discussions with management and Crowe, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2025 to be filed with the Securities and Exchange Commission.

The Audit Committee:
David M. Buicko, Chairman	Raimundo C. Archibold Jr.	David J. Dalrymple	Richard E. Forrestel Jr.
Jeffrey B. Streeter	G. Thomas Tranter Jr.	Thomas R. Tyrrell

This foregoing Audit Committee Report is not “soliciting material,” is not deemed “filed” with the SEC, and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing of ours under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference.

Fees Paid to Independent Registered Public Accounting Firm
Fees billed by Crowe LLP relating to the years ended December 2025 and 2024 are provided in the following table. All services provided by Crowe LLP in 2025 and 2024 were pre-approved by the Audit Committee.

Type of Service	Fiscal Years Ended December 31,

	2025	2024
	($)	($)

Audit Fees	446,000	425,700
Audit-Related Fees	15,750	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	461,750	425,700

The Audit Fees in both 2025 and 2024 were for professional services rendered for the audit of the Corporation’s annual financial statements, the independent auditor’s report on internal control over financial reporting, review of financial statements included in the Corporation’s Quarterly Reports filed on Form 10-Q, and services that are normally provided by Crowe LLP, in connection with statutory and regulatory filings or engagements.

The Audit-Related Fees for 2025 consisted of professional fees related to a Registration Statement on Form S-8 consent procedures.

Audit Committee Pre-Approved Policies and Procedures
The Audit Committee pre-approves the audit and permissible non-audit services provided by the independent auditors. These services may include audit services, non-audit services, audit-related services, tax services and other services. Crowe LLP and management periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve additional services on a case-by-case basis. In the period between meetings of the Audit Committee, the Audit Committee Chair or a delegated sub-committee is authorized to pre-approve such services provided that such pre-approval is ratified by the Audit Committee at its next regularly scheduled meeting.

Corporate Governance
The business of the Corporation is managed under the direction of its Board of Directors in accordance with the laws of New York State. The Board serves as the ultimate decision-making body of the Corporation, except for those matters reserved to or shared with the shareholders. The Board selects and oversees the members of senior management, who are charged by the Board with conducting the business of the Corporation. The directors are responsible to exercise their business judgment as they reasonably believe will further the long-range best interests of the Corporation, its shareholders and other stakeholders. The Board believes that the success of the Corporation depends on its financially sound performance to further its strategic objectives and its adherence to high standards of business ethics focusing on the letter and spirit of regulatory and legal mandates. At least once a year, the Board will take an active role in reviewing strategic planning of the Corporation and will exercise oversight over the implementation of strategic planning.

The Nominating and Governance Committee of the Board is responsible for ensuring that the Board is properly constituted to meet its fiduciary obligations to shareholders and the Corporation has and follows appropriate governance standards. This assessment includes whether individual directors or nominees qualify as independent under applicable laws and guidelines, as well as consideration of diversity, age, skills and experience of the directors as a group in the context of the needs of the Board. A majority of the directors must meet the criteria for general Board independence as required and defined by NASDAQ®.

The Board’s membership is divided into three classes, as equal in number as possible, with one class generally to be elected each year by the Corporation’s shareholders for a term of three years. The Nominating & Governance Committee identifies and recommends to the full Board suitable candidates for nomination for Director, including, when appropriate, incumbent directors. In making its recommendations, the Nominating and Governance Committee will consider any proposals it properly receives from shareholders for director nominees. Shareholders may propose a director candidate for consideration by the Nominating and Governance Committee by following the rules described under the heading “Shareholder Submissions of Director Nominees for the 2027 Annual Meeting” in the Additional Shareholder Information section. The Nominating and Governance Committee’s recommendations of candidates for nomination will be based on its determination as to the suitability of the particular individuals, and the slate as a whole, to serve as directors of the Corporation and Bank, taking into account the criteria described in the “Director Nomination Process” in the “Voting Proposal 1 – Election of Directors” section.

The Board does not believe that directors should be subject to term limits. While term limits may in some cases enhance the flow of fresh ideas and viewpoints in the boardroom, they may also result in the loss of knowledgeable and experienced directors, whose insights into the Corporation and its operations typically expand and deepen over time. When evaluating whether incumbent directors should be re-nominated, the Nominating and Governance Committee will consider, in addition to the incumbent’s prior performance on the Board, each such director’s attendance record for meetings of the Corporation’s Board, its subsidiary bank’s Board and committees on which the director serves, as applicable, and the same general qualities and attributes, such as suitability, personal character, integrity, general experience and background that it applies to new candidates for director. Additionally, the Corporation’s Bylaws provide that directors will retire from the Board at the first Annual Meeting of Shareholders held on or after they attain the age of 75. The Board may waive the limitation in its discretion or establish a greater age in the future.

Board Leadership Structure
Chemung Financial is managed under the direction of its Board. All members of the Corporation’s Board also serve on the Board of the Bank. The Board establishes policies and strategies and regularly monitors the effectiveness of management in carrying out these policies and strategies. Members of the Board are kept informed of the Corporation’s business activities through discussions with key members of the management team, by reviewing materials provided to the Board and by participating in meetings of the Board and its committees. The Board currently consists of thirteen members. The Corporation separates the roles of CEO and Chairman of the Board, which provides the appropriate balance between strategy development and independent oversight of management and a higher degree of independence and transparency between the Board and management. The CEO is conversant with the Corporation’s business and industry and is responsible for identifying strategic priorities and leading the discussion and execution of strategy. The Chairman of the Board presides at all executive sessions of the Board, facilitating teamwork and communication between management and the Board, while providing guidance to the CEO. Mr. David J. Dalrymple served as Chairman of the Board in 2025. The Corporation believes that oversight by the Chairman of the Board, combined with the Corporation’s overall corporate governance structure, policies and practices as outlined earlier, maximizes the effectiveness of Board leadership. The Nominating and Governance Committee and the independent directors will continue to evaluate the Board’s leadership structure as part of its regular reviews of corporate governance and succession planning to ensure that it remains best suited for the Corporation and shareholders.

Insider Trading Policy
The Corporation’s Insider Trading Policy governs the purchase, sale, and other dispositions of the registrant's securities by directors, senior management, and employees that the Board believes is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the NASDAQ® exchange listing standards. A copy of the Corporation’s Insider Trading Policy is filed as Exhibit 19 to the Annual Report on Form 10-K for the year ended December 31, 2025.

Anti-Hedging and Pledging Policy
The Corporation’s anti-hedging and anti-pledging provisions are covered in the Corporation’s Insider Trading Policy. Under the policy, directors and executive officers are prohibited from engaging in short sales of Corporation stock and from engaging in transactions in publicly-traded options, such as puts, calls and other derivative securities based on Corporation stock including any hedging, monetization or similar transactions designed to decrease the risks associated with holding Corporation stock. In addition, directors and executive officers are prohibited from pledging Corporation stock as collateral for any loan or holding Corporation stock in a margin account.

Stock Option Award Policy
The Corporation has not historically granted stock options or similar awards as part of its equity compensation programs and did not grant any stock options during the year ended December 31, 2025. While the Corporation does not have a formal policy or obligation that requires it to grant or award equity-based compensation on a specific date, if stock options or similar awards are granted in the future, our Insider Trading Policy provides that the Corporation will not grant stock options or similar awards in anticipation of the release of material nonpublic information that is likely to result in changes to the price of the Corporation’s common stock, such as a significant positive or negative earnings announcement, and it will not time the public release of such information based on stock option grant dates.
Consequently, the Corporation has not granted and does not expect to grant stock options or similar awards during periods in which there is material nonpublic information about the Corporation, including during “blackout” periods or at any time during the four business days prior to or the one business day following the filing with the SEC of any report on Forms 10-K, 10-Q, or 8-K that discloses material nonpublic information. The Compensation and Personnel Committee and the Board do not take material non-public information into account when determining the timing of equity awards and do not time the disclosure of material non-public information in order to impact the value of executive compensation.

These restrictions do not apply to restricted stock awards or other types of equity awards that do not include an exercise price related to the market price of the Corporation’s common stock on the date of grant.

Board Committees
The Board has three standing committees whose membership and responsibilities must meet certain NASDAQ® and SEC requirements. These standing committees are the Audit, Nominating and Governance and Compensation and Personnel Committees (collectively, the “Committees”). The Board may from time to time establish or maintain additional committees, as it deems necessary or appropriate, the membership of which may include one or more directors, as well as non-directors.

Committee Membership
The Nominating and Governance Committee regularly reviews committee membership and makes recommendations for changes on an annual basis, with consideration given to the qualifications and preferences of individual directors and the specific requirements, if any, of NASDAQ® and the SEC for service on such Committees. The Board gives consideration to rotating committee members periodically, to the extent feasible under applicable laws and regulations governing the membership requirements of the Committees, but the Board does not believe rotation should be mandated as policy, nor that service by a director on a committee should be subject to term limits. All members of the three standing Committees are independent directors, as defined (and generally required) under applicable law, rules, listing standards and regulations (see “Director Independence” later in this section for more detail). A table showing the current members of each of the standing Committees follows:

Director	Audit Committee	Nominating & Governance Committee	Compensation & Personnel Committee
Raimundo C. Archibold Jr.	✓
Ronald M. Bentley			✓
David M. Buicko	Chair
David J. Dalrymple	✓	✓	✓
Robert H. Dalrymple		✓	✓
Richard E. Forrestel Jr.	✓
Denise V. Gonick		✓	✓
Stephen M. Lounsberry III		✓	Chair
Joseph F. Meade IV		✓	✓
Jeffrey B. Streeter	✓
G. Thomas Tranter Jr.	✓	✓	✓
Thomas R. Tyrrell	✓	Chair	✓

Each of the three standing Committees has its own charter that sets forth the purposes, goals and responsibilities of the committee, as well as the qualifications for membership, procedures for appointing members, structure and operations, and policies for Board oversight of the committee. Each has the power to hire, at the Corporation’s expense, independent accounting, compensation, financial, legal or other consultants, as the members may deem necessary and appropriate, consistent with the overall authority to retain such advisors as set forth in the committee’s charter, including budgeting or professional conditions and limitations. Management approval will not be required for engagement of consultants, although management normally will be advised and consulted prior to any such engagement to avoid, among other things, conflicts of interest. The charters of each committee can be viewed on the Bank’s website at: https://chemungfinancial.q4ir.com/governance/governance-documents/default.aspx

Committee Descriptions
A description of each of the three standing Committees follows:
•Audit Committee: Mr. Buicko is the Chair of the Audit Committee; he has served in this role since 2019. The primary responsibilities of the Audit Committee include the appointment of independent auditors, the pre-approval of all audit and non-audit services performed by the Corporation’s independent auditors, the review of the adequacy of internal accounting and disclosure controls of the Corporation, reviewing the financial statements and audit report with management and the Corporation’s independent auditors and reviewing the quarterly and annual reports filed with the SEC. In accordance with applicable rules, the Audit Committee must specifically approve, in advance, all services performed by the independent auditor. The Audit Committee met five times in 2025. For additional information, see the “Audit Committee Report” section.
•Nominating and Governance Committee: Mr. Tyrrell is the Chair of the Nominating and Governance Committee; he has served in this role since 2019. The Nominating and Governance Committee’s primary responsibilities include oversight of the Corporation’s corporate governance matters on behalf of the Board of Directors, identifying, evaluating and recommending qualified director nominees, considering shareholder nominees for election to the Board, reviewing annually and reporting to the Board regarding the independence of the directors, reviewing committee structure and making recommendations to the full Board for committee membership, recommending Corporate Governance Guidelines to the Board, and overseeing the Board and committee self-evaluation process. The Nominating and Governance Committee met three times in 2025.
•Compensation and Personnel Committee: Mr. Lounsberry is the Chair of the Compensation and Personnel Committee (the “Compensation Committee”); he has served in this role since 2012. The Compensation Committee’s primary responsibilities include to exercise authority, in its sole discretion, to retain and terminate, or obtain the advice of any adviser to be used to assist in the performance of its duties, but only after taking into consideration factors relevant in the adviser’s independence from management as specified in NASDAQ® Listing Rule 5605(d)(3), or any successor provision thereto, exercise authority or submit to the Disinterested Board Members for ratification (depending on the terms of the compensation plan) relating to the compensation of the executive officers, including to review and determine the compensation of the CEO and the other Named Executive Officers, review the Corporation’s compensation plans and programs affecting other employees, review management’s proposals for the election and promotion of officers, monitor compensation trends; and, select a peer group of companies against which to compare the Corporation’s compensation for the CEO, and executive officers. The Compensation Committee’s oversight of the Bank’s incentive compensation plans, including setting corporate measures and goals consistent with principles of safety and soundness, make recommendations to the Board relating to awards and approve long-term equity awards. Director compensation is established by the Corporation’s Board of Directors upon the recommendation of the Compensation Committee. The Compensation Committee met four times in 2025. For additional information, see the “Director Compensation” section.

Executive Session with Independent Directors
In addition to regular Board and committee meetings, directors meeting the general independence test under NASDAQ® meet, at least, two times a year in Executive Session to discuss any matters deemed relevant to the Corporation’s operation and condition. No current members of management are in attendance during these sessions, which are chaired by the Chairman of the Board. Due to the informality and expectation of confidentiality that characterize Executive Sessions, typically no binding corporate decisions or actions are taken nor official records maintained for them. The independent directors held two Executive Sessions in 2025.

Attendance
In 2025, the Corporation’s Board held twelve regularly-scheduled meetings and the Board of the Bank also held twelve regularly-scheduled meetings. Each then-current director attended at least 75% of the Board meetings and committee meetings to which he or she were assigned. The Corporation does not have a formal policy regarding attendance by a member of the Board at the Corporation’s Annual Meeting of Shareholders. In 2025, five of thirteen then-current directors attended the Annual Meeting of Shareholders.

Code of Ethics
The Board of Directors has adopted a Code of Ethics for senior financial officers, which applies to the Bank’s CEO, CFO, and other senior officers performing accounting, auditing, financial management or similar functions. This Code of Ethics supplements a Code of Business Conduct and Ethics, which governs all employees, officers and directors. Both codes can be viewed on the Bank’s website at the following link: https://s206.q4cdn.com/787238829/files/doc_document_list/2026/Mar/23/2025-Code-of-Conduct-Board-Reviewed-2-17-2026-7c4ca4.pdf

Director Independence
Under applicable law and regulation, it is the responsibility of the Board, through recommendation of the Nominating and Governance Committee, to review and make a determination regarding the independence and qualifications of each member, as well as additional review and determination for members of certain committees.

The Corporation’s Governance Guidelines require that the Board consist of a majority of independent directors. Based upon a review of the annual Directors’ Questionnaires and the responses of the directors to questions regarding affiliation, compensation history, employment, and relationships with family members and others, the Board determined that all directors except for Mr. Tomson meet the independence requirements of the applicable laws and rules and NASDAQ® listing standards. In connection with its evaluation of director independence during 2025, there were no transactions considered other than those described under the section titled “Related Party Transactions.”

There were no “Compensation Committee Interlocks,” as defined under the SEC rules, in existence during the fiscal year 2025. No member of the Compensation Committee is a current or former employee of the Corporation or Bank, except for Ronald M. Bentley, who served as President and CEO of the Bank and Corporation and became independent, per NASDAQ® standards, as of January 1, 2021. No member of the Compensation Committee is party to any related party transaction with the Corporation requiring disclosure by the Corporation or Bank.

In addition to meeting NASDAQ® general independence standards applicable to directors, the directors who serve on the Audit and/or Compensation Committees must meet certain additional independence or regulatory requirements some of which may be more rigorous than the general standards. The Board has determined that Directors Archibold Jr., Buicko, D. Dalrymple, Forrestel Jr., Streeter, Tranter Jr. and Tyrrell, who constitute the Audit Committee, all meet the SEC’s more stringent independence requirements for Audit Committee members. The Board has also determined that Director Buicko qualifies as an “Audit Committee Financial Expert,” as defined by the SEC rules (not all Audit Committee members are required to be financial experts). Further, the Board has determined that Directors Lounsberry III, Bentley, D. Dalrymple, R. Dalrymple, Gonick, Meade IV, Tranter Jr. and Tyrrell, who constitute the Compensation Committee, all meet the independence requirements of NASDAQ® and the SEC for Compensation Committee members.

Related Party Transactions
•Loans and Extensions of Credit: The Sarbanes-Oxley Act generally prohibits publicly-traded companies from making loans to their executive officers and directors; however, it contains a specific exemption from such prohibition for loans made by federally insured financial institutions, such as the Bank, to their executive officers and directors in compliance with federal banking regulations.

The Bank is engaged, and expects to engage in the future, in banking transactions in the ordinary course of business with executive officers, directors and their related parties, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with persons not related to the Bank and that do not involve more than the normal risk of collectability or present other unfavorable features. Additionally, any transactions that would be required to be reported must be reviewed by the Audit Committee or another independent body of the Board of Directors. Any transaction with a director is reviewed by and subject to approval of the members of the Board of Directors who are not directly involved in the proposed transaction to confirm that the transaction is on terms that are no more favorable than those that would be available to them from an unrelated third party through an arms-length transaction.

The aggregate outstanding amount of our loans to the executive officers, directors and their related parties was $28.6 million as of December 31, 2025. At December 31, 2025, all loans to directors, executive officers and their related parties were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. These loans were performing according to their original terms at December 31, 2025, and were made in compliance with federal banking regulation.

•Other Transactions: Mr. Buicko is President and CEO of Galesi Group and a member of Westcott Road Development LLC from which the Bank has leased, since 2018, its branch located at 2 Rush Street, Schenectady, New York, under a lease agreement through February 2033 with a monthly rent and common area maintenance ("CAM") payment of $9,000. The total estimated lease payments beginning in January 2026 through the end of the term of the lease are expected to be $671,425.

•Issuance of Subordinated Debt: On June 10, 2025, the Corporation issued $45.0 million of ten-year 7.75% fixed-to-floating rate subordinated notes, due June 2035 (the "Notes"). The Notes bear interest at a fixed rate of 7.75% per year, payable semi-annually, for the first five years. Beginning on June 15, 2030 and until the maturity date, the Notes will adjust to a floating rate equal to the then current three-month term SOFR plus 415 basis points, payable quarterly. The investors in the Notes included Streeter Associates, of which director Mr. Jeffrey B. Streeter owns 100%, which purchased $2 million in principal amount of the Notes, and director Mr. David M. Buicko, who individually purchased $250 thousand in principal amount of the Notes, $250 thousand in principal amount of the Notes were purchased by the David M. Buicko Irrevocable Trust, and $1 million in principal amount of the Notes were purchased by Rotterdam Ventures of which Mr. Buicko is President and director.

Board Risk Oversight
The Board is responsible for establishing the level of risk that the Corporation will take. The Board approves the Corporation’s overall business strategies and significant policies, including those related to managing risks. The Board has approved significant policies to establish tolerances for the institution’s activities and periodically reviews risk exposure limits to align with the changes in the institution’s strategies, address new activities and products, and react to changes in the industry and market conditions. The Board has charged the Enterprise Risk Committee with the oversight of risk management, including cybersecurity, as referenced in Item 1C of the Corporation's 2025 Annual Report on Form 10-K. The Chief Risk Officer (the “CRO”) reports to the CEO. The CRO is responsible for developing and maintaining a comprehensive process for identifying, assessing, monitoring, and reporting key risks to the organization. The CRO ensures that the risk triggers are appropriate for the nature and complexity of the Corporation’s and Bank’s business activities and are consistent with the risk parameters established by the Board. The CRO makes regular reports to the Board and Enterprise Risk Committee regarding the status of risk management.

As it relates to the risks inherent in the Corporation’s incentive compensation plans, the CRO prepares and presents an annual report to the Compensation Committee verifying the plans do not encourage excessive risk-taking. This report includes an evaluation of the design of the Bank’s incentive plans to ensure they satisfy bank regulatory requirements and do not encourage excessive or imprudent risk-taking, the Board’s oversight of our incentive compensation program to ensure that there is effective governance over the program and the internal controls over determining incentive payments. At the present time, the Compensation Committee and the Board do not believe these plans create risks that are reasonably likely to have a material adverse effect on the Corporation due to the existence of internal controls and the fact that the incentive payments comprise a moderate portion of the employees’ total compensation. For more information, see the “Compensation Discussion and Analysis” section.

Corporate Responsibility
The Enterprise Risk Committee has primary oversight of our efforts to be responsible stewards of the environment, to be a good corporate citizen in our communities, and to maintain strong governance practices. The oversight assists the Corporation and Bank to focus better on how we impact our key stakeholders and communities, while also strengthening our business performance.

Shareholder Communication with the Board
Shareholders may communicate to the Board, to an individual director or directors, or to a particular committee of the Board by directing such communication either by email to kmckillip@chemungcanal.com or in writing to: Board of Directors – Shareholder Communications, c/o Corporate Secretary, Chemung Financial Corporation, One Chemung Canal Plaza, Elmira, New York 14901. If a shareholder intends such communication to be delivered to an individual director, specific directors, or particular committee of the Board, we request that this information be prominently displayed at the beginning of the communication.

Named Executive Officers
The Corporation’s Named Executive Officers for 2025 were Anders M. Tomson - President and CEO; Dale M. McKim III - Executive Vice President, Chief Financial Officer and Treasurer; Peter K. Cosgrove - Executive Vice President and Chief Credit Officer (“CCO”); Daniel D. Fariello - President, Capital Bank Division; and, Jeffrey P. Kenefick, Regional President.

Stock Ownership Information
The following table sets forth the beneficial ownership of the Corporation’s common stock, as defined under SEC rules, as of April 6, 2026, the record date for the 2026 Annual Meeting, for each director, director nominee and NEO of the Corporation, as well as for all directors and executive officers as a group. Unless otherwise indicated, each of the beneficial owners named below has sole voting and investment authority with respect to the shares listed. Under Rule 13d-3 of the Exchange Act, a person is considered a beneficial owner of a security if they have or share voting power or investment power over the security or has the right to acquire beneficial ownership of the security within 60 days from the date of this filing. “Voting Power” is the power to vote or direct the voting of shares. “Investment Power” is the power to dispose or direct the disposition of shares.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned
Directors, Nominees and NEOs:	(#)		(%)

Raimundo C. Archibold Jr.	2,549	(1)	*
Ronald M. Bentley	47,245	(1)	*
David M. Buicko	9,013	(1) (2)	*
David J. Dalrymple	48,564	(1)(3)	1.01%
Robert H. Dalrymple	246,814	(1)(4)	5.12%
Richard E. Forrestel Jr.	15,285	(1)	*
Denise V. Gonick	6,827	(1)(5)	*
Stephen M. Lounsberry III	23,538	(1)(6)	*
Joseph F. Meade IV	4,426	(1)(7)	*
Jeffrey B. Streeter	33,347	(1)(8)	*
Anders M. Tomson	65,056	(9)(11)	1.35%
G. Thomas Tranter Jr.	28,368	(1)	*
Thomas R. Tyrrell	8,838	(1)	*
Peter K. Cosgrove	7,200	(11)	*
Daniel D. Fariello	10,136	(9)(11)	*
Jeffrey P. Kenefick	14, 799	(9)(11)	*
Dale M. McKim III	6,933	(11)	*
Directors and executive officers as a group (21 people)	611,654	(10)	12.69%
*Less than 1% based upon 4,819,440 outstanding shares as of April 6, 2026.
(1) Includes all unvested shares of the Corporation’s common stock held in a restricted stock account at Equiniti Trust Company, LLC on behalf of the directors for their annual stock compensation. Directors Archibold Jr., Bentley, Buicko, D. Dalrymple, R. Dalrymple, Forrestel Jr., Gonick, Lounsberry III, Meade IV, Streeter, Tranter Jr. and Tyrrell own 574. 644, 683, 863, 696, 591, 583, 644, 600, 574, 670, and 653 shares, respectively.

(2) Includes 5,513 shares held solely by David M. Buicko and 3,500 shares held jointly with his spouse.
(3) Includes 26,539 shares held solely by David J. Dalrymple and 22,025 shares held in trust over which Mr. Dalrymple has voting and dispositive powers.
(4) Includes 1,351 shares held solely by Robert H. Dalrymple. Includes 234,486 shares held by RD Wood, LLC, which Robert H. Dalrymple and Elizabeth T. Dalrymple manage and have shared voting and dispositive power over. Includes 10,977 shares held by Mr. Dalrymple’s spouse as to which he disclaims beneficial ownership.

(5) Includes 4,627 shares held solely by Denise V. Gonick and 2,200 shares held jointly with her spouse.
(6) Excludes 17,951 shares that Stephen M. Lounsberry III has credited to his account in memorandum unit form under the Corporation’s Directors’ Deferred Fee Plan. The deferred fees held in memorandum unit form will be paid solely in shares of the Corporation’s common stock pursuant to the terms of the Plan and the election of the plan participants. Shares held in memorandum unit form under the Plan have no voting rights.

(7) Includes 3,314 shares held solely by Joseph F. Meade IV and 1,112 shares held jointly with his spouse.
(8) Includes 4,847 shares held solely by Jeffrey B. Streeter and 28,500 shares held in a revocable trust.
(9) Includes all shares of common stock of the Corporation held for the benefit of certain executive officers by the Bank as trustee of the Bank’s Profit Sharing, Savings and Investment Plan. Messrs. Tomson, Fariello and Kenefick own 18,636,1,875 and 3,283 shares, respectively.

(10) Includes 11,082 shares owned by spouses of certain officers and directors of which such officers and directors disclaim beneficial ownership.
(11) Includes all unvested shares of the Corporation's common stock held in a restricted stock account at Equiniti Trust Company, LLC on behalf of certain executive officers. Messrs. Tomson, Cosgrove, Fariello, Kenefick, and McKim own 4,221, 4,316, 4,585, 4,255 and 5,684 shares, respectively.

5% Shareholders
The following table sets forth the beneficial ownership of the Corporation’s common stock as of April 6, 2026 the record date for the 2026 Annual Meeting, by three holders known by us to be the beneficial owner of more than 5% of the outstanding shares of the Corporation’s common stock on such date. Beneficial ownership includes all shares of common stock for which the person or entity has sole or shared voting power or investment power.

Name	Number of Shares Owned		Percentage of Shares Owned
More than 5% Owner (other than directors):	(#)		(%)

Chemung Canal Trust Company	321,985	(1)	6.68%
One Chemung Canal Plaza, P.O. Box 1522
Elmira, New York 14902-1522

Dalrymple Family Limited Partnership	272,018	(2)	5.64%
Henry M. Dalrymple
Matthew D. Dalrymple
2105 S. Broadway
Pine City, New York 14871

RD Wood LLC	246,814	(3)	5.12%
Robert H. Dalrymple
Elizabeth T. Dalrymple
5 Woodland Way
Ithaca, New York 14850-9802
(1) Shares held by the Bank in various fiduciary capacities, either alone or with others. Includes 321,985 shares held with shared voting power. There are 255,555 shares held with shared dispositive powers. Shares held in a co-fiduciary capacity by the Bank are voted by the co-fiduciary in the same manner as if the co-fiduciary were the sole fiduciary. Shares held by the Bank as sole trustee will be voted by the Bank only if the trust instrument provides for voting of the shares at the direction of the grantor or beneficiary and the Bank actually receives voting instructions.

(2) Mr. David J. Dalrymple no longer has shared powers or voting rights of Dalrymple Family Limited Partnership. Mr. Dalrymple’s sons, Henry M. and Matthew D. Dalrymple, are general partners of Dalrymple Family Limited Partnership of which each hold 50% ownership.

(3) Robert H. Dalrymple and Elizabeth T. Dalrymple are the managers of RD Wood, LLC. RD Wood, LLC is owned by a family trust and by Elizabeth T. Dalrymple. The above amount includes 1,351 shares held solely by Mr. Robert H. Dalrymple, 10,977 shares held by Mr. Dalrymple’s spouse as to which he disclaims beneficial ownership.

Compensation Discussion and Analysis
The Compensation Discussion and Analysis section of this Proxy Statement provides our shareholders with an explanation of the Corporation’s compensation philosophies, objectives, processes, practices and other relevant factors in setting NEO compensation. For more information on the Corporation’s NEOs see the “Named Executive Officers” section.

Compensation Philosophy and Objectives
As discussed in the “Committee Descriptions” section, the Compensation Committee reviews and administers the Corporation’s compensation policies and practices for NEOs. The Corporation’s compensation philosophy is designed to attract, motivate and retain highly qualified financial services professionals capable of maximizing business performance for the benefit of shareholders. The Compensation Committee believes in a simple, straight-forward approach to executive compensation and, therefore, has limited the number and types of plans used to compensate NEOs. For more information on the plans, see the “Elements of Compensation” section.

The Corporation’s and Bank’s compensation plans and practices are designed to reward NEOs for satisfying both corporate and individual performance goals. In 2025, NEO compensation consisted of the following components: base salary, short- and long-term performance-based incentives, and retirement and other benefits. The Compensation Committee reviews both quantitative and qualitative measures, including subjective measures, before applying its judgment to determine appropriate compensation for its NEOs. As a result, incentive plan pay is not tied directly to any specific set of metrics, and the Compensation Committee does not restrict its decisions to rigid formulas for the allocation between cash and non-cash components, the allocation of short- and long-term equity incentive compensation, or the percentage by which other NEOs’ compensation opportunity should be in relation to the CEO’s compensation. The Compensation Committee uses peer group data to provide a competitive level of total compensation targeted at the average level of comparably-sized financial institutions. As described below, the Compensation Committee also utilizes an independent compensation consultant to periodically evaluate NEO compensation levels and mix of cash and stock compensation.

Setting Executive Compensation
The Compensation Committee is responsible for the design, implementation and administration of our compensation plans and practices for the NEOs. The Compensation Committee periodically engages an independent outside consulting firm to conduct a comprehensive review of the Corporation’s executive compensation program. The Corporation's peer group was developed by Aon in 2024 with input from the Compensation Committee, using objective parameters to identify bank holding companies of similar asset size and business model located in the Corporation's general geographic region.

The peer group, which is listed below, consists of twenty-one (21) bank holding companies in Connecticut, Maine, Massachusetts, New York, Ohio and Pennsylvania that range from $1.3 billion to $6.3 billion in assets:

ACNB Corp.	Farmers National Banc Corp.	Mid Penn Bancorp, Inc.
Arrow Financial Corp.	Fidelity D & D Bancorp, Inc.	Orange County Bancorp, Inc.
Bar Harbor Bankshares, Inc.	Financial Institutions, Inc.	Orrstown Financial Services, Inc.
Citizens Financial Services, Inc.	The First Bancorp, Inc.	Peoples Financial Services, Inc.
Citizens & Northern Corp.	Franklin Financial Services Corp.	Pioneer Bancorp, Inc.
Civista Bancshares, Inc.	Greene County Bancorp, Inc.	Rhinebeck Bancorp, Inc.
ENB Financial Corp.	LCNB Corp.	SB Financial Group, Inc.

The Compensation Committee evaluates the peer group annually for suitability and may modify the peer group from time-to-time based on mergers and acquisitions within the industry or other relevant factors. The Corporation uses the peer bank data to inform it of the pay levels and practices of the Corporation’s peers as they most closely represent the labor market in which the Bank competes for key talent. Informed by this data, the Compensation Committee endeavors to provide a competitive level of total compensation targeted at the average level of comparably-sized financial institutions, although actual compensation paid to an NEO may vary based on other factors such as the individual’s performance, experience, responsibilities and competitive conditions.

Role of Management
Although the Compensation Committee is ultimately responsible for designing our executive compensation program, input from the CEO is critical in ensuring that the Compensation Committee has the appropriate information needed to make informed decisions. The CEO participates in compensation-related actions associated with the other NEOs purely in an informational and advisory capacity, and he presents the other NEOs’ performance summaries and recommendations relating to their compensation to the Compensation Committee for its review and submission to the Disinterested Board Members for ratification. The CEO neither recommends nor participates in Compensation Committee deliberations regarding his own compensation.

Previous Say-On-Pay Vote Results
Following our Annual Meeting of Shareholders on June 3, 2025, the Compensation Committee reviewed the results of the shareholder advisory vote on executive compensation with respect to 2024 compensation actions and decisions for our NEOs, which resulted in approximately 96.4% of the votes cast in favor of the proposal. After a comprehensive market review and considering strong shareholder support, we concluded that no substantial changes to our executive compensation program were required.

Elements of Compensation
For 2025, as discussed above, incentive compensation (comprised of both cash compensation and restricted stock) received by the NEOs, other than the CEO, represented approximately 55% of their base salary. The CEO’s incentive compensation for 2025 was comprised of cash and restricted stock and represented approximately 67% of his base salary. Awards under the incentive plans are based on the Compensation Committee’s independent business judgment after evaluating the performance of each of the NEOs against pre-established Bank goals and individual goals. The Compensation Committee regularly reviews these elements of compensation in order to ensure that, as a whole, they conform to the Bank’s philosophy and objectives.

•Base Salary: Base salary paid to executives is reviewed against market on an annual basis. Base salary levels reflect the Compensation Committee’s perceived value of the position, both in the context of the market data of the Bank’s peer group for similar positions, as well as the individual fulfilling the duties of the position. The CEO reviews the base salaries of the other NEOs with the Compensation Committee and a recommendation for approval is submitted to the full Board. The recommendations are based upon an evaluation process which includes professional and leadership performance and the attainment of goals set forth in the Corporation’s annual business plan and base salary levels of each NEO relative to peers.

In December 2024, the Compensation Committee reviewed the NEOs’ base salaries utilizing the same methodology (relevant market data of our peer group and individual performance) and increased the base salaries effective for the 2025 fiscal year as follows:

Named Executive Officer	2024 Salary	2025 Raise		2025 Salary	Nature of Increase
		% of Base Salary	Amount of Increase
	($)	(%)	($)	($)

Anders M. Tomson	686,000	5.0	34,300	720,300	Merit and Market-Based
Peter K. Cosgrove	270,860	3.5	9,480	280,340	Merit and Market-Based
Daniel D. Fariello	270,185	7.5	20,264	290,449	Merit and Market-Based
Jeffrey P. Kenefick	255,826	10.0	25,583	281,409	Merit and Market-Based
Dale M. McKim III	327,600	7.5	24,570	352,170	Merit and Market-Based

Based on a similar assessment of the NEOs’ performance in 2023, the Compensation Committee increased 2024 base salaries as follows:

Named Executive Officer	2023 Salary	2024 Raise		2024 Salary	Nature of Increase
		% of Base Salary	Amount of Increase
	($)	(%)	($)	($)

Anders M. Tomson	660,000	4.0	26,000	686,000	Merit and Market-Based
Peter K. Cosgrove	260,442	4.0	10,418	270,860	Merit and Market-Based
Daniel D. Fariello	257,319	5.0	12,866	270,185	Merit and Market-Based
Jeffrey P. Kenefick	237,978	7.5	17,848	255,826	Merit and Market-Based
Dale M. McKim III	315,000	4.0	12,600	327,600	Merit and Market-Based

•Short- and Long-Term Performance-Based Incentive Compensation: The Compensation Committee and the Board determine incentive compensation for senior officers, not by subscribing to formula-driven incentive plans but by maintaining discretion over the payment of the incentive compensation. This discretion permits the Compensation Committee to make compensation decisions in the best interests of the Corporation and shareholders when events beyond the control of management positively or negatively influence financial results. In addition, it allows the Compensation Committee to consider subjective criteria, such as leadership, morale building, and effect on culture, which are not easily measured by numeric performance metrics. In certain circumstances, the Compensation Committee may reduce or increase incentive payments. Each senior officer’s incentive award opportunity is not limited to a specified percentage of the incentive pool.

The Compensation Committee conducts an annual performance review of the CEO. The CEO’s performance objectives are defined consistent with, and in support of, the Corporation’s annual business plan. Performance is also measured against progress towards the attainment of the Corporation’s long-term strategic plan. These goals include, but are not limited to, metrics related to net income, return on equity, efficiency, asset quality, bank performance against its peer group and progress in achieving long-term strategic objectives. For purposes of comparing the relevant financial metrics, the same peer group is used to assess total compensation as set forth under the “Setting Executive Compensation” section.

Additionally, in the context of structuring our incentive compensation plan, the Compensation Committee assesses the individual contributions made by the NEOs, including assessing each NEO's accountability for specific financial, organization, operational and risk management objectives that are otherwise measurable performance objectives, the attainment of which contributes significantly to the growth and profitability of the Bank’s business operations. As a result, the Compensation Committee believes the Bank’s incentive compensation plan incentivizes the NEOs to effectively plan, organize, supervise, monitor and evaluate the key functional area and department for which they are responsible and through which the Corporation’s most important corporate objectives are achieved.

The Compensation Committee employs a combination of cash bonus awards and restricted stock awards to recognize significant efforts or individual contributions of senior officers, including the NEOs. In determining these awards, many factors are considered including, but not limited to, the Bank’s net earnings, the financial results delivered by the senior officer’s division against goal, service quality results, individual success in implementing business plan initiatives, and other contributions made by the senior officer to the Bank’s success. The senior officers eligible for an award, the criteria used to determine individual awards, and actual awards are reviewed with the Compensation Committee. There is no expectation that these awards will be paid each year. The Compensation Committee approved a cash bonus opportunity representing 30% of the aggregate base salaries of NEOs and 20% of the aggregate base salaries of other senior officers. In 2025, the NEOs' cash bonus awards totaled $336,000 and the value of the restricted stock awards totaled $323,364. In 2025, the CEO’s cash bonus award totaled $250,000, and the value of the restricted stock award totaled $230,044 (based on the grant date fair value on February 19, 2025) for a total of $480,044.

The following paragraphs provide further description of the Corporation’s compensation and benefit plans in which the NEOs participate:

•2025 Equity Incentive Plan: The Corporation adopted the Chemung Financial Corporation 2025 Equity Incentive Plan, which was approved by shareholders in June 2025, to promote the long-term financial success of the Corporation, and its Subsidiaries, including the Bank by providing a means to attract, retain and reward individuals who contribute to such success and to further align their interests with those of the Corporation’s shareholders through the ownership of Corporation common stock. The 2025 Equity Incentive Plan will remain in effect as long as any awards under it are outstanding provided, however, that no awards may be granted under the 2025 Equity Incentive Plan after the day immediately prior to the ten-year anniversary of the Effective Date. The CEO recommends to the Compensation Committee (other than in respect to his own compensation) the value of restricted stock awards to be granted to senior officers including NEOs. The Compensation Committee granted restricted stock awards to twenty-one senior officers including the NEOs for their service in 2025. These shares of restricted stock generally vest over a five-year period (except that the award to the CEO received vests after one year), subject to accelerated vesting in the cases of death, disability or an involuntary termination following a change in in control. For an entire description of the plan, see the “2025 Equity Incentive Plan” section. For additional information, see the “Summary Compensation Table” section.

•Retirement and Other Benefits: The NEOs also are eligible for the same benefits available to all other employees of the Bank including participation in tax-qualified retirement plans, life and health insurance coverage, vacation, holidays, and personal sick leave.

•Chemung Canal Trust Company 401(k) Defined Contribution Profit Sharing, Savings and Investment Plan (the "401(k) Plan"): The Bank sponsors the 401(k) Plan, which covers all employees. The Bank makes a non-discretionary profit-sharing contribution equal to 3% of gross annual wages for each eligible participant, regardless of the participant’s deferral. In addition, the Bank makes a matching contribution of 50% of a participant’s deferrals up to 6% of gross annual wages. All contributions vest immediately.

•Defined Contribution Supplemental Executive Retirement Plan (the “Defined Contribution SERP”): The Bank maintains the Defined Contribution SERP to attract and retain highly qualified executives. The NEOs are participants in the Defined Contribution SERP. Each year, the participants' accounts are credited with an annual contribution from the Bank in an amount equal to 20% of their base salary. The annual contribution will cease upon the earlier of their (1) termination of employment for any reason or (2) the discontinuation of their participation in the Defined Contribution SERP. The participants become 50% vested in their account balance after five (5) years of participation in the Defined Contribution SERP and vest in an additional 10% for each year of participation thereafter until they are 100% vested with ten (10) years of participation. Vesting accelerates upon the participants attainment of normal retirement age, death, disability, and in the event of a change in control (as defined in the Defined Contribution SERP).

The Bank may discontinue future contributions to any participant at any time. Benefits are payable upon the earlier of retirement, disability, death or a change in control. The annual Bank contribution is credited as of the last day of the applicable plan year provided that the participant is actively employed on that date. As of the first day of each calendar quarter (each a “valuation date”), the cumulative value of each participant’s account shall be credited with simple interest at a rate of return equal to the average yield on 5-year U.S. treasury notes for the calendar quarter ending immediately prior to the valuation date.

•Chemung Canal Trust Company Deferred Compensation Plan (the “Deferred Compensation Plan”): The Bank maintains the Deferred Compensation Plan that allows the NEOs (and other senior officers that the Compensation Committee may approve annually) to defer all or a portion of their annual base salary and cash bonus to be paid at a future date as elected by the officer. Although all of the NEOs are eligible to participate, Messrs. Tomson and Cosgrove were the only NEOs who participated in the Deferred Compensation Plan in 2025. For more information on the Deferred Compensation Plan, see the “Deferred Compensation Plan” section.

•Perquisites: The NEOs are granted perquisites that the Compensation Committee believes are modest, reasonable and similar to those provided to executive officers at peer financial institutions and are designed to assist the executives in carrying out their duties. Club memberships are provided to the NEOs to enable them to interact and foster relationships with clients and local business leaders. Mr. Tomson has the use of a Bank-owned vehicle for business purposes and periodically uses a car service in order to continue facilitating meetings and conducting business, as necessary, during his travel time.

•Change in Control Agreements: The Bank has entered into individual change in control agreements with each of the NEOs. The purpose of the change in control agreements is to retain and secure key executives and encourage their attention and dedication to their assigned duties in the event of a change in control of the Bank. The agreements provide that in the event of the executive’s termination by the Bank without cause or voluntary resignation for good reason within twelve (12) months following the effective date of a change in control of the Corporation or the Bank, the executive would be entitled to receive a severance benefit equal to 2.0 times (2.99 times for the CEO) the executive's highest annual rate of base salary and highest annual incentive award paid by the Bank to, or earned by, the executive during the calendar year of the change in control or either of the two (2) calendar years immediately preceding the change in control. The severance benefit would be payable to each executive in equal monthly installments, subject to required tax withholding, for twenty-four (24) months (thirty-six (36) months for the CEO).

Compensation Committee Report

The Compensation Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis section, as required by item 402(b) of the SEC’s Regulation S-K. Based on its review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

The Compensation Committee:
Stephen M. Lounsberry III, Chairman	Denise V. Gonick
Ronald M. Bentley	Joseph F. Meade IV
David J. Dalrymple	G. Thomas Tranter Jr.
Robert H. Dalrymple	Thomas R. Tyrrell

This foregoing Compensation Committee Report is not "soliciting material," is not deemed "filed" with the SEC, and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing of ours under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference.

Executive Officers

The following table sets forth certain information regarding the executive officers of the Corporation and Bank as of January 1, 2026:

Name	Age	Position

Anders M. Tomson	58	CEO of the Corporation and the Bank (2016); President and COO of the Bank (2015); President of Capital Bank, a division of Chemung Canal Trust Company (2011). Mr. Tomson has been with the Bank since 2011.

Loren D. Cole	53
Executive Vice President and Chief Information Officer of the Bank (2018); Senior Vice President and Chief Information Officer of the Bank (2017); Senior Vice President of Bank of Oklahoma (2017); Executive Vice President of SpiritBank Corp. (2011). Mr. Cole has been with the Bank since 2017. Mr. Cole is not an NEO.

Peter K. Cosgrove	65	Executive Vice President and Chief Credit Officer (2025); Executive Vice President, Chief Credit Officer and Chief Risk Officer (2020); Executive Vice President and Chief Credit Officer (2019); Regional Sales Executive, East Region, at KeyBank (2016); and member of the Merger Integration Leadership Team at KeyBank (2015-2017). Mr. Cosgrove has been with the Bank since 2019.

Vincent M. Cutrona	50	Executive Vice President of the Bank and President of Canal Bank, a division of Chemung Canal Trust Company (2025); Senior Vice President of the Bank and President of Canal Bank, a division of Chemung Canal Trust Company (2024); Director of Capital Markets of Uniland Development (2022); and, Senior Vice President/Commercial Banking Director of Evans Bank (2006). Mr. Cutrona has been with the Bank since 2024. Mr. Cutrona is not an NEO.

Daniel D. Fariello	49	Executive Vice President of the Bank and President of Capital Bank, a division of Chemung Canal Trust Company (2024); President of Capital Bank, a division of Chemung Canal Trust Company (2018); Senior Vice President of Capital Bank (2013); Relationship Manager (Commercial Loan Officer) of First Niagara Bank N.A. (2005). Mr. Fariello has been with the Bank since 2013.

Kimberly A. Hazelton	58	Executive Vice President of the Bank (2016) responsible for Retail Client Services, Marketing and Business Services; Chief Operation Officer (2014) at Alternatives Federal Credit Union; Market President, Retail (2007-2013) at TD Bank. Mrs. Hazelton has been with the Bank since 2016. Mrs. Hazelton is not an NEO.

Jeffrey P. Kenefick	59
Executive Vice President of the Bank and Regional President of the Bank (2024); Regional President of the Bank (2021); Senior Vice President (2019-2021); Executive Vice President, Commercial & Strategic Development and Regional President, Five Star Bank (2016); Executive Vice President, Commercial Banking and Regional President (2013-2016). Mr. Kenefick has been with the Bank since 2019.

Dale M. McKim III	51
Chief Financial Officer and Treasurer of the Corporation and Executive Vice President, Chief Financial Officer and Treasurer of the Bank; Executive Vice President and Chief Risk Officer of Evans Bancorp (2017); Partner at KPMG LLP (2007). Mr. McKim has been with the Bank since 2023.

Mary E. Meisner	44	Executive Vice President and Chief Risk Officer (2025); and, Senior Vice President and Senior Risk Officer (2019). Mrs. Meisner has been with the Bank since 2017. Mrs. Meisner is not an NEO.

Executive Compensation
This Executive Compensation section includes several tables with details of the compensation paid and/or awarded to certain NEOs of the Corporation for each of the last three fiscal years, where applicable. Tables included in this section are as follows:
•Summary Compensation Table
•All Other Compensation Table for 2025
•Grants of Plan-Based Awards Table
•Outstanding Equity Awards at December 31, 2025 Table
•Restricted Stock Vested During the Fiscal Year Ended December 31, 2025 Table
•Deferred Compensation Table
•Defined Contribution SERP Table
•Pay Versus Performance Table
•Potential Payments Table

Summary Compensation Table

Name and Principal Position	Year	Salary (1)	Cash Bonus (1)	Stock Awards		All Other Compensation (5)	Total

		($)	($)	($)		($)	($)

Anders M. Tomson	2025	720,300	250,000	230,044	(2)	216,786	1,417,130
President and CEO	2024	710,384	230,000	220,007	(2)	203,679	1,364,070
	2023	655,385	220,000	210,038	(2)	197,675	1,283,098

Dale M. McKim III	2025	352,170	105,000	100,253	(3)	107,239	664,661
Executive Vice President,	2024	340,200	100,000	—		113,266	553,466
CFO and Treasurer	2023	136,904	65,000	165,060	(4)	53,364	420,328

Peter K. Cosgrove	2025	280,340	75,000	75,215	(3)	100,952	531,508
Executive Vice President	2024	281,278	75,000	—		96,564	452,842
and CCO	2023	260,442	72,500	72,545	(4)	91,736	497,223

Daniel D. Fariello	2025	290,449	75,000	72,681	(3)	88,430	526,560
President,	2024	280,577	72,500	—		87,598	440,675
Capital Bank Division	2023	257,319	70,000	70,043	(4)	80,035	477,397

Jeffrey P. Kenefick	2025	281,409	81,000	75,215	(3)	95,139	532,763
Regional President(6)

(1) The amounts shown for salary represent the base salary paid to the NEO during 2025, 2024 and 2023, respectively, and the amounts shown for bonus represent amounts earned in 2025, 2024, and 2023, respectively.

(2) The amounts shown for Mr. Tomson reflect the grant date fair value as reported in Note 14 of the Corporation's audited consolidated financial statements contained in the Corporation's 2025 Annual Report on Form 10-K. The awards granted during 2025 are restricted and fully vest at the end of the month following the first anniversary of the grant date.

(3) The amounts shown reflect the grant date fair value as reported in Note 14 of the Corporation's audited consolidated financial statements contained in the Corporation's 2025 Annual Report on Form 10-K. Awards vest in five equal installments over a five-year period at the end of the month following the first anniversary of the grant date.

(4) The amounts shown reflect the grant date fair value as reported in Note 14 of the Corporation's audited consolidated financial statements contained in the Corporation's 2025 Annual Report on Form 10-K. Awards vest in five equal installments over a five-year period from the date of grant.

(5) The amounts shown include non-discretionary and matching contributions made by the Bank to the 401(k) Plan, dividends paid on unvested restricted stock, Defined Contribution SERP contributions and perquisites such as car allowance, personal portion of Bank-owned vehicles and club memberships. The specific amounts are set forth in the "All Other Compensation Table for 2025" below.

(6) Mr. Kenefick became an NEO for the first time in 2025, and pursuant to SEC rules, compensation for prior years is not required to be reported.

All Other Compensation Table for 2025

Name	Employer Contributions to 401(k)	Dividends on Restricted Stock Awards	Automobile Allowance/ Usage	Club Memberships	Defined Contribution SERP Contribution	Total
	($)	($)	($)	($)	($)	($)

Anders M. Tomson	21,000	5,776	14,813	31,137	144,060	216,786
Dale M. McKim III	21,000	5,779	—	10,025	70,434	107,239
Peter K. Cosgrove	19,868	5,443	—	19,573	56,068	100,952
Daniel D. Fariello	20,048	5,278	—	5,014	58,090	88,430
Jeffrey P. Kenefick	21,000	5,031	—	12,826	56,282	95,139

Grants of Plan-Based Awards Table

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock		Grant Date Fair Value of Stock Awards(3)
		(#)		($)
Anders M. Tomson	2/19/2025	4,447	(1)	230,043
Dale M. McKim III	2/18/2025	1,938	(2)	100,020
Peter K. Cosgrove	2/18/2025	1,454	(2)	75,041
Daniel D. Fariello	2/18/2025	1,405	(2)	72,512
Jeffrey P. Kenefick	2/18/2025	1,454	(2)	75,041
(1) This grant was awarded to Mr. Tomson as part of a year-end bonus for 2024. The award was granted on February 19, 2025 and fully vested on February 27, 2026.
(2) These grants were awarded to Messrs. Cosgrove, Fariello, Kenefick, and McKim as part of a year-end bonus for 2024. The awards were granted on February 18, 2025 and vest in five equal installments at the end of the month following each anniversary of the grant date over a five-year period on February 27, 2026.

(3) These amounts represent the grant date fair value as reported in Note 14 of the Corporation's audited consolidated financial statements contained in the Corporation's 2025 Annual Report on Form 10-K for the year ended December 31, 2025.

Outstanding Equity Awards at December 31, 2025 Table
The following table shows all outstanding restricted stock awards held by each NEO as of December 31, 2025.

Name	Grant Date	Number of Shares or Units of Stock That Have Not Yet Vested		Market Value of Shares or Units of Stock That Have Not Vested(4)
		(#)		($)

Anders M. Tomson	2/19/2025	4,447	(1)	248,143
Dale M. McKim III	2/18/2025	1,938	(2)	108,140
	12/19/2023	796	(3)	44,417
	07/03/2023	1,564	(3)	87,271
Peter K. Cosgrove	2/18/2025	1,454	(2)	81,133
	12/19/2023	889	(3)	49,606
	12/20/2022	651	(3)	36,326
	12/15/2021	345	(3)	19,251
Daniel D. Fariello	2/18/2025	1,405	(2)	78,399
	12/19/2023	858	(3)	47,876
	12/20/2022	630	(3)	35,154
	12/15/2021	333	(3)	18,581
Jeffrey P. Kenefick	2/18/2025	1,454	(2)	81,133
	12/19/2023	858	(3)	47,876
	12/20/2022	566	(3)	31,583
	12/15/2021	299	(3)	16,684
(1) Restricted stock awards vest at the end of the month following the first anniversary of the grant date.
(2) Restricted stock awards vest in five equal installments at the end of the month following each anniversary of the grant date over a five-year period.
(3) Restricted stock awards vest in five equal installments annually over a five year period commencing on the anniversary date.
(4) These amounts are based on $55.80, the closing price for the Corporation's common stock on December 31, 2025.

Restricted Stock Vested During the Fiscal Year Ended December 31, 2025 Table
The following table shows all restricted stock awards held by each NEO that vested during the year-ended December 31, 2025.

Name	Vested Date	Number of Shares of Stock Awards Acquired on Vesting	Value Realized on Vesting
		(#)	($)

Anders M. Tomson	01/17/2025	4,573	215,388	(1)
Dale M. McKim III	07/03/2025	520	26,218	(6)
	12/19/2025	265	15,320	(4)
Peter K. Cosgrove	12/15/2025	344	20,399	(2)
	12/16/2025	188	11,199	(3)
	12/19/2025	295	17,054	(4)
	12/20/2025	325	18,788	(5)
Daniel D. Fariello	12/15/2025	332	19,688	(2)
	12/16/2025	197	11,735	(3)
	12/19/2025	285	16,476	(4)
	12/20/2025	314	18,152	(5)
Jeffrey P. Kenefick	12/15/2025	296	17,553	(2)
	12/16/2025	143	8,519	(3)
	12/19/2025	281	16,245	(4)
	12/20/2025	285	16,476	(5)
(1) These amounts are based on $47.10, the closing price of Chemung Financial Corporation’s common stock on the 01/17/2025 vesting date.
(2) These amounts are based on $59.30, the closing price of Chemung Financial Corporation’s common stock on the 12/15/2025 vesting date.
(3) These amounts are based on $59.57, the closing price of Chemung Financial Corporation’s common stock on the 12/16/2025 vesting date.
(4) These amounts are based on $57.81, the closing price of Chemung Financial Corporation’s common stock on the 12/19/2025 vesting date.
(5) These amounts are based on $57.81, the closing price of Chemung Financial Corporation’s common stock on the 12/20/2025 vesting date.
(6) These amounts are based on $50.42, the closing price of Chemung Financial Corporation’s common stock on the 07/03/2025 vesting date.

2025 Equity Incentive Plan
Our shareholders approved the Chemung Financial Corporation 2025 Equity Incentive Plan (the "2025 Equity Incentive Plan") on June 3, 2025. The purpose of the 2025 Equity Incentive Plan is to promote the long-term financial success of the Corporation, and its subsidiaries, including the Bank by providing a means to attract, retain and reward individuals who contribute to such success and to further align their interests with those of the Corporation's stockholders through the ownership of Corporation common stock. The 2025 Equity Incentive Plan will remain in effect as long as any awards under it are outstanding provided, however, that no awards may be granted under the 2025 Equity Incentive Plan after the day immediately prior to the ten-year anniversary of the Effective Date. No further awards will be granted under the Chemung Financial Corporation 2014 Omnibus Plan, including its component plans (the "2014 Omnibus Plan"), or the Chemung Financial Corporation 2021 Equity Incentive Plan and such plans will remain in existence solely for the purpose of administering outstanding grants thereunder. Employees and directors of the Corporation or its subsidiaries are eligible to receive awards under the 2025 Equity Incentive Plan, except that non-employees may not be granted incentive stock options.

Subject to permitted adjustments for certain corporate transaction, the maximum number of shares of Corporation common stock that may be delivered to participants under the 2025 Equity Incentive Plan is equal to 160,000 shares of Corporation common stock (the “Share Limit”). Shares of Corporation common stock subject to the Share Limit may be issued pursuant to grants of stock options, restricted stock awards or restricted stock units. The Share Limit is reduced, on a one-for-one basis, for each share of common stock subject to a stock option, restricted stock award or restricted stock unit.

If any award granted under the 2025 Equity Incentive Plan expires, terminates, is canceled or is forfeited without being settled or exercised or is settled without the issuance of shares of common stock, shares of the Corporation common stock subject to such award will be made available for future grant under the 2025 Equity Incentive Plan. If any shares are surrendered or tendered to pay the exercise price of a stock option, such shares will not again be available for grant under the 2025 Equity Incentive Plan. In addition, shares of Corporation common stock withheld in payment for purposes of satisfying tax withholding obligations with respect to an award do not become available for re-issuance under the 2025 Equity Incentive Plan.

The 2025 Equity Incentive Plan is administered by the members of the Corporation’s Compensation Committee who are “Disinterested Board Members,” as defined in the 2025 Equity Incentive Plan. The Compensation Committee has full and exclusive power within the limitations set forth in the 2025 Equity Incentive Plan to make all decisions and determinations regarding: (i) the selection of participants and the granting of awards; (ii) establishing the terms and conditions relating to each award; (iii) adopting rules, regulations and guidelines for carrying out the 2025 Equity Incentive Plan’s purpose; and (iv) interpreting the provisions of the 2025 Equity Incentive Plan and any award agreement. The 2025 Equity Incentive Plan also permits the Committee to delegate all or part of its responsibilities and powers to any person or persons selected by it.

Chemung Financial Corporation Amended and Restated Restricted Stock Plan (the "Restricted Stock Plan") and the 2021 Equity Incentive Plan
Prior to the approval of the 2025 Equity Incentive Plan, the Corporation granted awards to executive officers under the Restricted Stock Plan, a component plan of the 2014 Omnibus Plan, and the 2021 Equity Incentive Plan. Awards granted under the Restricted Stock Plan and the 2021 Equity Incentive Plan were generally granted subject to either a one-year or five-year vesting schedule unless otherwise waived by the Compensation Committee, and vest immediately in case of death, disability or a change in control. In connection with the implementation of the 2025 Equity Incentive Plan, no more awards are permitted to be granted under the Restricted Stock Plan and the 2021 Equity Incentive Plan, and the plans will remain in existence solely for the purpose of administering outstanding grants thereunder. For additional information, see the "Summary Compensation Table" section.

Set forth below is information as of December 31, 2025 regarding equity compensation plans categorized by those plans that have been approved by shareholders and those plans that have not been approved by shareholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights	Weighted Average Exercise Price	Number of Securities Remaining Available for Issuance Under Plan(1)
	(#)	($)	(#)

Equity compensation plans approved by shareholders(2)	--	--	158,417

Equity compensation plans not approved by shareholders	--	--	--

Total	--	--	158,417

(1) Represents the number of shares that may be granted as stock awards under the Corporation’s 2025 Equity Incentive Plan. As of April 6, 2026, there were 128,194 shares remaining available for issuance under the 2025 Equity Incentive Plan.

(2) The outstanding full value awards as of December 31, 2025 was 55,200, and the outstanding full value awards as of April 6, 2026 was 67,410. We do not have outstanding stock options as of April 6, 2026.

Deferred Compensation Plan
The Deferred Compensation Plan allows a select group of management and highly compensated employees to defer all or a portion of their annual compensation to a future date. From time to time, the Compensation Committee designates employees who are eligible to participate in the Deferred Compensation Plan. Messrs. Tomson and Cosgrove were the only NEOs who participated in the Deferred Compensation Plan in 2025. Investments in the plan are recorded as trading assets and deferred amounts are an unfunded liability of the Corporation. The Deferred Compensation Plan requires deferral elections be made before the beginning of the calendar year during which the participant will perform the services to which the compensation relates. Participants in the Deferred Compensation Plan are required to elect a form of distribution, either lump sum payment or annual installments not to exceed ten years, and a time of distribution, either a specified age or a specified date. The terms and conditions for the deferral of compensation are subject to the provisions of Section 409A of the IRS Code. The income from investments and cost of the plan are recorded as dividend, non-interest income, and non-interest expenses, respectively, in the consolidated statements of income.

Deferred Compensation Table
As previously discussed in the “Deferred Compensation Plan” section, the Bank maintains a Deferred Compensation Plan. The following table sets forth the contributions made by the NEO(s) for 2025.

Name	Year	Executive Contributions in Fiscal Year 2025	Registrant Contributions in Fiscal Year 2025	Aggregate Earnings in Fiscal Year 2025(1)	Aggregate Balance as of December 31, 2025
		($)	($)	($)	($)

Anders M. Tomson	2025	47,515	—	10,241	301,042
Peter K. Cosgrove	2025	210,255	—	50,924	1,503,133
(1) These amounts are not reported in the "Summary Compensation Table" section.

•Defined Contribution Supplemental Executive Retirement Plan (the “Defined Contribution SERP”): The Defined Contribution SERP is provided to certain executives, including the NEOs, to motivate and retain key management by providing a non-qualified retirement benefit that is payable at retirement, disability, death and certain other events. Under the Defined Contribution SERP, the Bank will make an annual contribution to each participant's account equal to 20% of the participant's base salary until the earlier of (i) the participant's termination of employment for any reason or (ii) the discontinuation of the participant's participation in the plan. The annual contribution is credited on the last day of the plan year, provided that the participant is employed on that date. On the first day of each calendar quarter, participants' accounts are credited with simple interest at a rate of return equal to the average yield on 5-year U.S. treasury notes for the immediately preceding calendar quarter. Participants are zero percent vested in their account until they have participated in the Defined Contribution SERP for five years. Participants become 50% vested in their account after five years of participation in the plan and an additional 10% for each year of participation thereafter. Participants become fully vested in their account in the event of attaining normal retirement age, a change in control, death or disability.

The Defined Contribution SERP is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for a select group of management or highly compensated employees under Section 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974. The Defined Contribution SERP’s expense is the Corporation’s annual contribution plus interest credits.

Defined Contribution SERP Table

Name	Registrant Contribution in Fiscal Year 2025(1)	Aggregate Earnings in Fiscal Year 2025(1)	Aggregate Balance as of December 31, 2025
	($)	($)	($)

Anders M. Tomson	144,060	49,320	1,433,025
Dale M. McKim III	70,434	3,842	170,849
Peter K. Cosgrove	56,068	11,449	355,295
Daniel D. Fariello	58,090	14,100	426,600
Jeffrey P. Kenefick	56,282	7,750	258,815
(1) Contributions are reflected in the “Summary Compensation Table” section for the fiscal year ended December 31, 2025. No aggregate earnings were reported in the “Summary Compensation Table” section.

Pay Ratio Disclosure
The Bank’s compensation program is designed to motivate all employees to carry out the Corporation’s mission of value for our shareholders, value for our clients, value for our employees and value for our communities. The Corporation aims to pay appropriate compensation at all levels within the Bank.

The following is a reasonable estimate calculation, prepared in accordance with SEC rules, of the ratio of the total annual compensation paid to Mr. Tomson, our President & CEO, to the median of the total annual compensation of all of the Bank’s employees except Mr. Tomson, for 2025.

Our median employee for this calculation was determined using wages from our payroll records as reported to the Internal Revenue Service in Box 1 on Form W-2 for all of our active employees, excluding Mr. Tomson, as of December 31, 2025. We included all employees, whether employed on a full-time, part-time or seasonal basis. We annualized the data used in the calculation only for our full-time employees who were hired during 2025.

After identifying the median employees as described above, we determined that the median employee had a total annual compensation of $49,514 for 2025. The total annual compensation for Mr. Tomson for the same period was $1,417,130. The ratio of Mr. Tomson’s annual compensation for 2025 to the median total annual compensation of all other employees for 2025 was estimated to be 29:1.

Pay Versus Performance Table
We are required by SEC rules to disclose the following information regarding compensation paid to our Named Executive Officers (“NEOs”). The amounts set forth below under the headings “Compensation Actually Paid to PEO” and “average Compensation Actually Paid to non-PEO NEOs” have been calculated in a manner consistent with Item 402(v) of Regulation S-K. Footnote (2) below sets forth the adjustments from the Total Compensation as reported in the Summary Compensation Table above.

The following table sets forth additional compensation information of our Chief Executive Officer ("PEO") and our non-PEO NEOs along with total shareholder return ("TSR") and net income for fiscal years 2025, 2024, and 2023:

					Value of Initial Fixed $100 Investment based on:

Year	Summary Compensation Table (SCT) Total for PEO(1)	Compensation Actually Paid to PEO(1)	Average SCT Total for non-PEO NEOs(1)	Average Compensation Actually Paid to non-PEO NEOs(1)	TSR(4)	Net Income (in thousands)(5)

2025	$1,417,130	$1,427,410	$563,873	$603,559	$132	$15,104
2024	$1,364,116	$1,359,582	$471,459	$469,830	$113	$23,671
2023	$1,283,098	$1,306,932	$449,628	$465,866	$112	$25,000

(1)Mr. Tomson was our PEO in 2025, 2024, and 2023. In 2025, the non-PEO NEOs were Messrs. McKim, Cosgrove, Fariello, and Kenefick. In 2024, the non-PEO NEOs were Messrs. McKim, Cole, Cosgrove and Fariello, and in 2023 the non-PEO NEOs were Messrs. Krebs, McKim, Cole, Cosgrove and Fariello.

(2) To calculate Compensation Actually Paid for the PEO, the following adjustments were made to Summary Compensation Table total compensation, calculated in accordance with the SEC methodology for determining Compensation Actually Paid for each year shown:

	Adjustments to PEO Compensation
	2025	2024	2023
Summary Compensation Table Total	$1,417,130	$1,364,116	$1,283,098
Minus Restricted Stock Awards from Summary Compensation Table	(230,044)	(220,053)	(210,038)
Plus Year-End Equity Value of Unvested Awards Granted During the Year	248,143	223,208	227,934
Plus Change in Value of Unvested Awards Granted in Prior Years	(7,819)	(7,689)	5,938
Plus Value of Awards Granted and Vested During Year	—	—	—
Plus Change in Value of Prior Years' Awards Vested During Year	—	—	—
Minus Value of Performance-Based Awards Forfeited During Year	—	—	—
Plus Dividends and Earning Paid on Awards in the Covered Fiscal Year Prior to Vest	—	—	—
Compensation Actually Paid	$1,427,410	$1,359,582	$1,306,932

(3) To calculate average Compensation Actually Paid for the non-PEO NEOs, the following adjustments were made to Summary Compensation Table total compensation, calculated in accordance with the SEC methodology for determining Compensation Actually Paid for each year shown:

	Adjustments to Average non-PEO Compensation
	2025	2024	2023
Average Summary Compensation Table Total	$563,873	$471,459	$449,628
Minus Restricted Stock Awards from Summary Compensation Table	(80,841)	—	(76,539)
Plus Year-End Equity Value of Unvested Awards Granted During the Year	87,201	—	83,335
Plus Change in Value of Unvested Awards Granted in Prior Years	24,535	(2,998)	6,616
Plus Value of Awards Granted and Vested During Year	—	—	—
Plus Change in Value of Prior Years' Awards Vested During Year	8,791	1,369	2,826
Minus Value of Performance-Based Awards Forfeited During Year	—	—	—
Plus Dividends and Earning Paid on Awards in the Covered Fiscal Year Prior to Vest	—	—	—
Average Compensation Actually Paid	$603,559	$469,830	$465,866

(4) Cumulative TSR is calculated using the Corporation's common share price at the end and the beginning of the applicable measurement period assuming reinvestment of dividends based on an initial investment of $100 on December 31, 2022.

(5) Net income as reported on the Corporation's consolidated financial statements.

The following charts illustrate the relationship between Compensation Actually Paid to the PEO and the average Compensation Actually Paid to the non-PEO NEOs for 2023, 2024, and 2025, and each of the financial metrics stated therein.

Net Income
$1,600,000
$1,200,000
$800,000
$400,000
$0
Compensation
$30,000
$20,000
$10,000
Net Income (in Thousands)
12/31/2023
12/31/2024
12/31/2025
PEO Compensation Actually Paid
Average non-PEO Compensation Actually Paid
Chemung Financial Corporation Net Income

Total Shareholder Return
$1,600,000
$1,200,000
$800,000
$400,000
$0
Compensation
$140
$130
$120
$110
$100
Total Shareholder Return
12/31/2023
12/31/2024
12/31/2025
PEO Compensation Actually Paid
Average non-PEO Compensation Actually Paid
Chemung Financial Corporation TSR

Agreements with Named Executive Officers
The following paragraph summarizes the estimated amounts payable to each of the NEOs under their change in control agreements assuming employment was terminated on December 31, 2025.

The Bank has entered into a Change in Control Agreement with Mr. Tomson, President and CEO. If within 12 months following a change in control, Mr. Tomson’s employment is terminated without cause or Mr. Tomson resigns for good reason, the agreement provides for a cash severance payment equal to 2.99 times the highest annual rate of base salary and highest annual incentive award paid to, or earned by, Mr. Tomson for any of the two calendar years ending with the year in which Mr. Tomson’s employment ended. Payments would be made in equal monthly installments for thirty-six (36) months following the effective date of the termination. The executive's shares of restricted stock shall immediately vest and all restrictions thereon shall lapse. See “Potential Payments Table” below for more information.

The Bank has entered into Change in Control Agreements with executive officers Cosgrove, Fariello, Kenefick, and McKim. If, within 12 months following a change in control, the executive’s employment is terminated without cause or the executive resigns for good reason, the agreements provide for payments of 2.0 times the executive’s highest annual rate of base salary and highest annual incentive award paid to, or earned by, the executive for any of the two calendar years ending with the year in which the executive’s employment ended. Payments would be made in equal monthly installments for twenty-four (24) months following the effective date of the termination. The executive’s shares of restricted stock shall immediately vest and all restrictions thereon shall lapse. See “Potential Payments Table” below for more information.

Potential Payments Table:

Name and Principal Position	Type of Payment	Involuntary Termination Without Cause or Voluntary Termination For Good Reason Within One Year of Change in Control(1)(2)(3)	Voluntary Resignation	Retirement	Disability	Death	Involuntary Termination With Cause(1)	Involuntary Termination Without Cause or Voluntary Termination for Good Reason(1)(3)
		($)	($)	($)	($)	($)	($)	($)

	Severance	3,589,027	—	—	—	—	—	—
Anders M. Tomson	Restricted Stock(4)	248,143	—	—	—	248,143	—	—
President and CEO	Non-Qualified SERP(5)	1,433,025	1,433,025	1,433,025	1,433,025	1,433,025	—	1,433,025
	Disability	—	—	—	178,278	—	—	—
	Total	5,270,195	1,433,025	1,433,025	1,611,303	1,681,168	—	1,433,025

	Severance	1,114,845	—	—	—	—	—	—
Dale M. McKim III	Restricted Stock(4)	239,828	—	—	—	239,828	—	—
Executive Vice President,	Non-Qualified SERP(5)	170,849	—	—	170,849	170,849	—	—
CFO and Treasurer	Disability	—	—	—	295,497	—	—	—
	Total	1,525,522	—	—	466,346	410,677	—	—

	Severance	862,986	—	—	—	—	—	—
Peter K. Cosgrove	Restricted Stock(4)	186,316	—	—	—	186,316	—	—
Executive Vice President	Non-Qualified SERP(5)	355,295	213,177	213,177	355,295	355,295	—	213,177
and CCO	Disability	—	—	—	32,854	—	—	—
	Total	1,404,597	213,177	213,177	388,149	541,611	—	213,177

	Severance	876,260	—	—	—	—	—	—
	Restricted Stock(4)	180,011	—	—		180,011	—	—
Daniel D. Fariello	Non-Qualified SERP(5)	426,600	298,620	298,620	426,600	426,600	—	298,620
President, Capital Bank Division	Disability	—	—	—	316,253	—	—	—
	Total	1,482,871	298,620	298,620	742,853	606,611	—	298,620

	Severance	875,249	—	—	—	—	—	—
	Restricted Stock(4)	177,277	—	—	—	177,277	—	—
Jeffrey P. Kenefick	Non-Qualified SERP(5)	258,815	—	—	258,815	258,815	—	—
Regional President	Disability	—	—	—	173,548	—	—	—
	Total	1,311,341	—	—	432,363	436,092	—	—

(1) The term "cause" generally means personal dishonesty, willful misconduct, breach of fiduciary duty, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses), gross insubordination, or gross negligence. For the purposes of this paragraph, no act or failure to act shall be considered "willful" unless done or omitted to be done, by the executive officer not in good faith and without a reasonable belief that the executive officer's action or omission is in the best interests of the Bank. In no event shall the executive officer be deemed to have been terminated by Cause unless and until there shall have been delivered to the executive officer a copy of a certification by a majority of the non-officer members of the Board of Directors finding that the executive was guilty of conduct deemed to be Cause.

(2) The term "change in control" generally means (i) any merger, consolidation or other corporate reorganization in which the Corporation or the Bank is not the surviving corporation, (ii) the event that any "person" (as that term is used in Section 13(d) and 14(d)(2) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of securities of the Corporation or the Bank representing thirty percent (30%) or more of the combined voting power of the Bank's then outstanding securities, provided that the acquisition of additional securities or voting power by a person who, as of the date of this Agreement, already is the direct or indirect beneficial owner of twenty percent (20%) of such combined voting power, shall not constitute a change of control, or (iii) the event in which a majority of the members of the Corporation's or the Bank's Board of Directors is replaced during any twenty-four (24) month period or who was appointed to the Corporation's or the Bank's Board of Directors during such twenty-four (24) month period as a result of a directive, supervisory agreement or order issued by the primary federal regulator of the Corporation or the Bank prior to the date of appointment or election.

(3) The term "good reason" generally means (i) a material reduction in the executive officer's base salary or benefits in effect as of the effective date of the change in control; (ii) a material reduction in the executive officer's authority, duties or responsibilities from the position and attributes associated with the executive officer's position (or any successor executive position in effect as of the effective date of the change in control); (iii) a relocation of the executive officer's principal place of employment in effect immediately prior to the effective date of the change in control, resulting in an increase of the executive officer's commute of thirty (30) miles or more; or (iv) a material breach of the executive officer's change in control agreement by the Bank.

(4) Our 2025 Equity Incentive Plan, 2021 Equity Incentive Plan, and the Restricted Stock Plan provide that, if the executive officer's employment is terminated without cause or if the executive officer resigns for good reason, after the effective date of the change in control (i.e., "double-trigger"), then the executive officer's unvested restricted stock awards become fully vested. The value of equity amounts represents the fair value of $55.80 per share, the closing price for the Corporation's common stock on December 31, 2025.

(5) In the event of change in control, death or disability, the executive officer's Defined Contribution SERP account will become fully vested and be paid in a lump sum cash payment (i.e., "single trigger").

Delinquent Section 16(a) Reports
The Corporation’s executive officers and directors, as well as any 10% shareholders of the Corporation, are required by Section 16(a) of the Securities Exchange Act of 1934 to file reports with the SEC regarding their ownership of Corporation common stock, including changes in their stock ownership. The Corporation has reviewed these reports filed by the Corporation’s executive officers and directors during 2025, along with written statements received from the directors and executive officers. Based solely upon review of these reports furnished to the Corporation and its representatives and certain representations that no other reports were required, subject to the SEC reporting requirements, all directors and executive officers filed the required reports on a timely basis.

Shareholder Proposals for Inclusion in the 2027 Proxy Statement
The Corporation’s Board will establish a date for the 2027 Annual Meeting of Shareholders. The shareholder’s proposal must be received by the Corporate Secretary of Chemung Financial Corporation at its principal executive offices, One Chemung Canal Plaza, Elmira, New York 14901, no later than December 24, 2026, which is 120 days prior to the anniversary date the proxy statement for the 2026 Annual Meeting was first made available. The shareholder must also satisfy the other requirements of SEC Rule 14a-8. Under SEC Rule 14a-19, a shareholder intending to engage in a director election contest with respect to the Corporation's annual meeting of shareholders to be held in 2027 must give the Corporation notice of its intent to solicit proxies by providing the names of its nominees and certain other information at least 60 calendar days before the anniversary of the previous year's annual meeting. This deadline is April 5, 2027. Additionally, our Corporation Bylaws require the name and address of record of the proposing shareholder, appropriate information regarding the matter sought to be presented or person to be nominated, as well as the number of shares of our common stock that are owned by the proposing shareholder. Note that this requirement is separate from the notice requirements described in this Proxy Statement regarding the advance notice that is required before a shareholder is permitted to present a proposal for a vote at any annual meeting pursuant to the Corporation’s Bylaws.

The Corporation’s Bylaws establish an advance notice procedure with regard to certain matters, including shareholder proposals and director nominations, which are properly brought before an annual meeting of shareholders. To be timely, a shareholder’s notice must be delivered to or mailed and received at the Corporation’s principal executive offices not less than 120 calendar days prior to the anniversary date the Proxy Statement was first made available to shareholders in connection with the previous year’s annual meeting of shareholders. In the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s Proxy Statement, notice by the shareholder to be timely must be so received a reasonable time before the solicitation is made.

ANNUAL MEETING OF SHAREHOLDERS OF

CHEMUNG FINANCIAL CORPORATION

PROXY VOTING INSTRUCTIONS

INTERNET - Access **www.voteproxy.com** and follow the instructions or scan the QR code with your smartphone. Have your Proxy Card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **+1-201-299-4446** worldwide from any touch-tone telephone and follow the instructions. Have your Proxy Card available when you call.

Vote online or by phone until 11:59 p.m. Eastern Time the day before the meeting.

MAIL - Sign, date and mail your Proxy Card in the envelope provided as soon as possible.

VIRTUALLY AT THE MEETING - The Corporation will be hosting the meeting live via the Internet. To attend the virtual meeting, please have your control number available and visit edge.media-server.com/mmc/p/az7fbtio (password: chemung2026).

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today at equiniti.com/us/ast-access.

COMPANY NUMBER	
ACCOUNT NUMBER	
CONTROL NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
The Notice of Meeting, Proxy Statement, the Corporation's Annual Report on Form 10-K, an abbreviated report for the twelve-month period, and Proxy Card are available at www.astproxyportal.com/ast/01079

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20430303000000000000 6 060226

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN THE ELECTION OF DIRECTORS AND A VOTE "FOR" PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

NOMINEES FOR THREE-YEAR TERM:

- ☐ FOR ALL NOMINEES
- ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
- ☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

This proxy will, when properly executed, be voted as directed by the shareholder.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

If no direction is given, this proxy will be voted "FOR ALL NOMINEES" in the Election of the Directors in Proposal 1 and "FOR" Proposals 2 and 3.

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

CHEMUNG FINANCIAL CORPORATION

Annual Meeting of Shareholders – June 2, 2026

This proxy is solicited on behalf of the Board of Directors

The shareholder(s) hereby appoints Thomas J. Whitaker and Jacob D. Aquilio, or either of them, as proxies, each with the power to appoint his substitute, to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of Chemung Financial Corporation that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held beginning at 2:00 p.m. Eastern Time online at edge.media-server.com/mmc/p/az7fbtio (password: chemung2026) on June 2, 2026, and any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Shareholders' Meeting and of the accompanying proxy statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

(Continued and to be signed on the reverse side)

1.1 14475